UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Carrier Global Corporation
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DRIVING SUSTAINABILITY. INSPIRING CONFIDENCE.

The time to shape a more healthy, safe, sustainable and intelligent world is now.
At Carrier, we are meeting the moment. In the face of critical challenges, we are driving sustainability through ambitious goals, bold initiatives and innovative solutions that empower our customers to make a positive impact. We are living and breathing our commitment to an inclusive, diverse culture. We are promoting the health and safety of indoor spaces where people live, work, learn and play, and preserving, protecting and extending the supply of food and medicine across the globe. In moments big and small, Carrier is inspiring confidence.

2021 Performance

Financial Highlights — GAAP
Net sales (dollars in billions)	Operating profit (dollars in billions)	Operating margin (percent)	Earnings per share (dollars per share)	Net cash flows from operating activities (dollars in billions)

Financial Highlights — Adjusted*
Net sales (dollars in billions)	Adjusted operating profit (dollars in billions)	Adjusted operating margin (percent)	Adjusted diluted earnings per share (dollars per share)	Free cash flow (dollars in billions)

* See Appendix A beginning on page 62 for information regarding non-GAAP measures and a reconciliation of each non-GAAP measure to the most comparable GAAP measure.
▪We booked approximately $500 million in healthy building orders. We launched Abound, a cloud-based building platform that enables owners, tenants and visitors to assess and improve indoor air quality. It provides transparency into actionable insights to help enhance occupant experiences while achieving sustainability targets.
▪Our Lynx cloud-based digital offering, developed in collaboration with Amazon Web Services, was recognized by Fast Company as one of 2021’s World Changing Ideas, based on its ability to enable the safe movement, monitoring and storage of vaccines around the world.
▪More than 30% of our 2021 residential heating sales in North America consisted of heat pumps, reflecting consumer demand for energy efficiency. We began offering zero-emission electric truck refrigeration technology, along with an air-cooled chiller heat pump platform in Europe with 70% lower global warming potential than our previous platforms.
▪Subscriptions of digitally enabled aftermarket offerings increased in 2021, reflecting strong demand for our differentiated IoT solutions.

March 1, 2022
NOTICE OF 2022 ANNUAL MEETING OF SHAREOWNERS

Meeting Information	DATE AND TIME April 14, 2022 8 a.m. Eastern time	LOCATION Virtual Meeting www.virtualshareholdermeeting.com/CARR2022

Agenda			BOARD RECOMMENDATION	READ MORE
	1	Election of the Eight Director Nominees Named in the Proxy Statement
			FOR each Director Nominee	► Page 9

	2	Advisory Vote to Approve Named Executive Officer Compensation
			FOR	► Page 29

	3	Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022
			FOR	► Page 53

	4	Other Business, if Properly Presented

Four voting methods are available to you.	BY THE INTERNET Visit the website on your proxy card.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.
Please review your Proxy Statement and vote in one of the ways described here.
	BY TELEPHONE Call the telephone number on your proxy card.	ONLINE DURING THE MEETING Vote online during the meeting by going to: www.virtualshareholdermeeting.com/CARR2022

Your vote is important. Please submit your proxy or voting instructions as soon as possible.
WHO MAY VOTE
If you owned shares of Carrier common stock at the close of business on February 22, 2022 (the record date for this Annual Meeting), then you are entitled to receive this Notice and to vote at the Annual Meeting.
THE 2022 ANNUAL MEETING IS VIRTUAL
Because of the ongoing COVID-19 pandemic, we have adopted a virtual meeting format for this Annual Meeting to protect the health of our shareowners, directors and employees. Shareowners can participate from any geographic location with internet connectivity. Please see page 55 for more information about participating in the virtual meeting.
By Order of the Board of Directors.
Mark G. Thompson
Vice President, Secretary & Deputy Legal Officer

2022 Proxy Statement	i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareowners to be held on April 14, 2022. This Notice of the 2022 Annual Meeting of Shareowners and Proxy Statement as well as Carrier’s 2021 Annual Report are available free of charge at www.proxyvote.com or at www.corporate.carrier.com. References in either document to our website are for the convenience of readers, and information available at or through our corporate website is not a part of nor is it incorporated by reference in the Proxy Statement or Annual Report.
The Board of Directors of Carrier Global Corporation is soliciting proxies to be voted at our 2022 Annual Meeting of Shareowners on April 14, 2022, and at any postponed or reconvened meeting. We expect that the Proxy materials or a notice of internet availability will be mailed and made available to shareowners beginning on or about March 1, 2022. At the meeting, votes will be taken on the matters listed in the Notice of 2022 Annual Meeting of Shareowners.

ii	Carrier Global Corporation

MESSAGE FROM OUR
LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareowners,
2021 was a transformational year for the Carrier Board of Directors. We completed a leadership succession plan and added a new director. In April, David Gitlin, Carrier’s CEO, was appointed Chairman of the Board. We are grateful to John Faraci who, as Executive Chairman, led our Board through its first year as an independent public company in the midst of the COVID-19 pandemic.
In June, we appointed Beth Wozniak, CEO of nVent Electric plc, as an independent director and member of our Governance Committee. Beth's deep understanding of technology and the role it plays in building environments complements the Board’s already diverse array of skills and experience. She will provide valuable insight and perspective as we oversee the execution of Carrier’s enterprise strategy to be the world leader in healthy, safe, sustainable and intelligent building and cold chain solutions.
We also took significant action last year to strengthen Carrier’s corporate governance. We enhanced shareowner rights in our Bylaws, reaffirmed our commitment to diversity and to Carrier’s stakeholders in our Corporate Governance Principles, strengthened the Board’s oversight of potential conflicts of interest in our Related Person Transactions Policy, and improved management’s alignment with the interests of our shareowners by expanding the equity ownership rules in our Share Ownership Requirements Policy.
Our priority remains the same: to ensure that the Board is effective in guiding Carrier to sustainable, long-term value creation. We will continue to ensure that we maintain the optimal blend of skills and experience at the Board and management level, as well as meaningful engagement with our shareowners.
As always, we greatly value your investment in Carrier and your faith and confidence in our passion for creating solutions that matter for people and our planet.
Sincerely,
Jean-Pierre Garnier, Ph.D.
Lead Independent Director

"Our priority remains the same: to ensure that the Board is effective in guiding Carrier to sustainable, long-term value creation. We will continue to ensure that we maintain the optimal blend of skills and experience at the Board and management level, as well as meaningful engagement with our shareowners."

2022 Proxy Statement	1

OUR COMPANY
About Carrier
Carrier is the leading global provider of healthy, safe, sustainable and intelligent building and cold chain solutions, with a diverse and world-class workforce. Through our performance-driven culture, we are driving long-term shareowner value by growing sales and investing strategically to strengthen our position in the markets we serve.
Our Business Segments

HVAC
Carrier’s HVAC segment provides solutions globally to meet the heating, ventilating and cooling needs of residential and commercial customers, while enhancing building performance, energy efficiency and sustainability. Through an industry-leading family of brands, we offer an innovative and complete portfolio of products and solutions, including digital offerings, building automation and services that help optimize indoor environments to enhance human health, safety and productivity.

Refrigeration
Carrier’s Refrigeration segment provides a more healthy, safe, sustainable and intelligent cold chain through the reliable transport and preservation of food, medicine and other perishable goods. Our refrigeration and monitoring products, services and digital solutions strengthen the connected cold chain and are designed for trucks, trailers, shipping containers, intermodal applications, food retail and warehouse cooling.

Fire & Security
Carrier’s Fire & Security segment provides a wide range of residential, commercial and industrial technologies designed to help save lives and protect people and property. Our globally recognized brands provide comprehensive solutions, including installation and maintenance, web-based and mobile applications, and cloud-based services.

Innovation Spotlight

Abound, a cloud-based building platform, unlocks and unites building data to create more healthy, safe, sustainable and intelligent solutions for indoor spaces. It gathers data from disparate systems, sensors and sources; identifies opportunities to optimize performance; and works with healthy building solutions to improve occupant experiences.

Carrier’s Lynx digital platform was recognized among Fast Company’s 2021 World Changing Ideas. Developed in collaboration with Amazon Web Services, the platform allows customers to leverage data to improve the effectiveness, efficiency and sustainability of their supply chains.

2	Carrier Global Corporation

Our Company
Our Programs

At Carrier, we are innovating to address the needs of people and our planet through our key programs – Healthy Buildings, Healthy Homes and Connected Cold Chain. These programs bring together Carrier’s expertise in healthy, safe, sustainable and intelligent solutions to inspire confidence every day and help solve global challenges.

We are shaping a healthier future through our Healthy Buildings Program. With solutions and services that help optimize indoor environments for health, safety and security, we positively impact occupant experiences in places where they live, work, learn and play, while helping to enhance sustainability and improve operational efficiency.
Carrier’s Healthy Homes Program includes a suite of targeted solutions that can help improve the overall health and safety of homes and the people inside. Our businesses continue to introduce innovations that give people greater awareness and control of their home's health.
We are making the cold chain more healthy, safe, sustainable and intelligent through our Connected Cold Chain Program. Our solutions help preserve, protect and extend the supply of food, medicine and other perishables across the globe.

2022 Proxy Statement	3

ENVIRONMENTAL, SOCIAL & GOVERNANCE
Carrier 2030 Environmental, Social & Governance (ESG) Goals
Our 2030 ESG goals underscore Carrier's commitment to the things that matter and to continuously challenge ourselves to think bigger and to be better. Expanding on three decades of environmental targets, our goals include measures to improve our planet, our people and our communities. We strive to be a catalyst for positive and sustainable change as we innovate, empower our people and operate with integrity. That is The Carrier Way.

Our Planet
Climate change is among the most significant issues facing humanity. HVAC contributes an estimated 15% of the world’s greenhouse gas emissions. More than one-third of all food produced is wasted every year, resulting in an estimated 4.4 gigatons of greenhouse gas emissions. We recognize the potential for smart, sustainable innovation, and are committed to setting science-based emissions targets aligned with the goals of the Paris Agreement.

▪Reduce our customers’ carbon footprint by more than 1 gigaton
▪Invest over $2 billion to develop healthy, safe, sustainable and intelligent building and cold chain solutions that incorporate sustainable design principles and reduce lifecycle impacts
▪Achieve carbon neutral operations
▪Reduce energy intensity by 10% across our operations
▪Achieve water neutrality in our operations, prioritizing water-scarce locations
▪Deliver zero waste to landfill from manufacturing locations
▪Establish a responsible supply chain program and assess key factory suppliers against program criteria

Our People
Our greatest strength is the diversity of our employees and their ideas. We are a company of innovators and problem-solvers who are united by The Carrier Way – our purpose, values and culture.

▪Exceed benchmark employee engagement
▪Achieve gender parity in senior leadership roles
▪Achieve a diverse workforce that represents the communities in which we live and work
▪Foster the growth of Employee Resource Groups ("ERGs") to drive social impact
▪Maintain world-class safety metrics

Our Communities
Decades of leadership in sustainability have guided Carrier to the forefront of healthy buildings, healthy homes and a more connected cold chain. Throughout our global operations, we are reducing our environmental footprint and making investments that have a positive impact on society.

▪Positively impact communities by enabling access to safe and healthy indoor environments, alleviating hunger and food waste, and volunteering our time and talent
▪Invest in science, technology, engineering and math education programs that promote diversity and inclusion
▪Promote sustainability through education, partnerships and climate resiliency programs

Learn about our progress corporate.carrier.com/esg-report

4	Carrier Global Corporation

Environmental, Social and Governance
Sustainability
At Carrier, we are driving sustainability in buildings and homes and across the cold chain, and we are inspiring confidence in a brighter future. We continue to deliver innovative products and services that help customers avoid greenhouse gas emissions, while reducing our own environmental footprint throughout our global operations. We are helping address global challenges by innovating solutions and services that enable our customers to achieve their sustainability goals and by making sustainable enhancements across our operations.
Our efficient solutions and intelligent building systems reduce energy consumption and resulting emissions. Our use of advanced, connected technologies and lower global warming potential refrigerants are contributing to a more healthy, safe, sustainable and intelligent cold chain. These solutions, along with our overall ESG progress, led to Newsweek recognizing Carrier as one of America’s Most Responsible Companies.
Inclusion & Diversity

We continue to advance our inclusion and diversity ("I&D") strategy. Carrier remains steadfast in our goal to create a workplace that is truly and genuinely inclusive, and where all employees feel like they _belong, which is our I&D philosophy and brand. Our strategy consists of four key tenets: Reduce the Gap, Develop & Sponsor, Drive Inclusion and Lean Forward.

Reducing the Gap

Global executive diversity*	Global women executives	U.S. People of Color executives	U.S. People of Color professionals

27% in 2015 48% in 2021	20% in 2015 32% in 2021	13% in 2015 27% in 2021	18% in 2015 24% in 2021

*Global women and U.S. People of Color.
We also sponsor multiple ERGs, such as the Carrier Black Alliance, Carrier Hispanics & Latinos Employee Engagement Resource group, Military & Veterans, Pride, United Carrier Asian Network and Women Empowerment at Carrier. These ERGs lead grassroots efforts to solve problems and enhance our position in the marketplace.
To strengthen our diverse talent pipeline, we participate in recruiting events with the National Society of Black Engineers, where we serve on the Board of Corporate Affiliates, and with the Society of Hispanic Professional Engineers and the Society of Women Engineers. Additionally, we established several new scholarship programs at historically Black colleges and universities, including Spelman College and North Carolina Agricultural and Technical State University.
Employee Scholar Program
Carrier is committed to the continued development and engagement of our people. We promote continuous learning through our Employee Scholar Program, which covers the cost of an employee’s tuition, academic fees and books at approved universities.

$166M+ invested since inception in 1996	50+ countries with employee participation since inception	8,600 degrees earned since inception	690+ current participants

2022 Proxy Statement	5

Environmental, Social and Governance
Corporate Responsibility
Carrier is committed to making the world more healthy, safe, sustainable and intelligent for generations to come. As we innovate to solve for the planet’s critical challenges, we remain focused on our responsibility to positively impact society by empowering our employees and enriching communities. During a staggering rise in COVID-19 cases in India, employees donated to relief efforts through a matching gifts campaign that helped send healthcare workers and equipment to communities in need. In addition, Carrier is helping The Nature Conservancy make cities more resilient, healthy and equitable. As part of our ongoing three-year, $3 million commitment, Carrier employees participated in a beach cleanup to help beautify the area and protect wildlife, including sea turtles that use the beach for nesting.
Governance
Corporate Governance Practices
Our Board is committed to strong corporate governance practices, which the directors believe are critical to achieving long-term shareowner value and to strengthening Board and management accountability. The following are highlights of our governance framework:

Oversight	Independence	Elections	Share Ownership	Shareowner Rights	Engaged Board
▪Regular reviews of strategic direction and priorities
▪Regular reviews of significant risks; active oversight of Enterprise Risk Management program
▪Annual review of Board policies and governance practices and of committee charters
▪Annual Board, committee and director evaluations

▪88% of director nominees are independent
▪All Board committee members are independent directors
▪Robust Lead Independent Director role with explicit responsibilities
▪Regular meetings of independent directors without management
▪Annual election of all directors ▪Majority voting for directors in uncontested elections
▪Rigorous share ownership requirements for directors and senior management
▪Directors required to hold company-granted equity until retirement
▪Hedging, short sales and pledging of Carrier securities prohibited

▪Eligible shareowners can make proposals and nominate directors through proxy access
▪Shareowners may act by written consent
▪15% of shareowners may call special meetings
▪No supermajority shareowner voting requirements
▪97% attendance at Board meetings in 2021 ▪100% attendance at committee meetings in 2021

6	Carrier Global Corporation

Environmental, Social and Governance
Board Diversity

Diversity of Director Nominees

current or former CEOs	current or former CFOs	racially/ethnically diverse	gender diverse	independent directors
Attributes expected of all director candidates include the ability to contribute to the diversity of perspectives present in board deliberations. In evaluating the suitability of a candidate, the Board considers many factors, including the candidate's diversity with respect to a broad range of personal characteristics.
The Carrier Way
The Carrier Way is the foundation of everything we do. It defines our vision, reaffirms our values, describes the behaviors that create a winning culture, and establishes how we work and win together.

VISION Our aspiration; why we come to work every day. Creating solutions that matter for people and our planet.

VALUES Our absolutes; always do the right thing. Respect Integrity Inclusion Innovation Excellence

CULTURE Our behaviors; how we work and win together, while never compromising our values.

Passion for Customers We win when our customers win.	Achieve Results We perform, with integrity.

Play to Win We strive to be #1 in everything we do.	Dare to Disrupt We innovate and pursue sustainable solutions.

Choose Speed We focus and move with a bias for action.	Build Best Teams We develop diverse teams, and empower to move faster.

Code of Ethics and Corporate Policy Manual
Our Code of Ethics focuses on the core values that serve as the foundation of our culture: respect, integrity, inclusion, innovation and excellence. It builds on the effort we have made across the enterprise to better understand our culture and the values that guide how we operate and achieve our goals the right way. Employees are required to annually review and acknowledge their adherence to our Code of Ethics. We encourage you to visit the Corporate Responsibility section of our website (www.corporate.carrier.com) where you can access Carrier’s Code of Ethics, excerpts from our Corporate Policy Manual and other ESG framework documents.

2022 Proxy Statement	7

ANNUAL MEETING AGENDA AND PROPOSALS
Agenda

Proposal 1
Election of the Eight Director Nominees Named in the Proxy Statement

The Board recommends a vote FOR each of the director nominees
▶ Page 9

Proposal 2
Advisory Vote to Approve Named Executive Officer Compensation

The Board recommends a vote FOR this proposal
▶ Page 29

Proposal 3
Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022

The Board recommends a vote FOR this proposal
▶ Page 53

8	Carrier Global Corporation

PROPOSAL 1
Election of Directors
WHAT AM I VOTING ON?
Our Board has nine members. Eight of our current directors have been nominated by our Board and are standing for re-election as directors at the 2022 Annual Meeting. One of our current directors is retiring and not standing for re-election but will continue to serve until the 2022 Annual Meeting. For more information, please see "Our Retiring Director" on page 13.
Each director nominee has consented to being named as a nominee in the proxy materials and to serve if elected. Each director elected at the Annual Meeting will serve until the 2023 Annual Meeting or until a successor is duly qualified and elected.
Our director nominees hold and have held senior positions as leaders of various large and complex global businesses. Our nominees have been chief executive officers, chief financial officers, chief accounting officers and members of senior management. Through these roles, our nominees have developed expertise in such areas as finance, human capital management, innovation and technology, international business operations, risk management, and strategic planning. With this blend of skills and experience, our directors bring a seasoned and practical understanding of governance, public policy, compensation and sustainability practices to the Board’s deliberations.
Detailed biographical information for each director nominee follows. We have included career highlights, other directorships and other leadership and service experience. Our Board considered all of the aforementioned attributes and the results of our annual self-evaluation process when deciding to renominate each of the nominees.

Director Nominees

JEAN-PIERRE GARNIER, 74 Former Chief Executive Officer, GlaxoSmithKline plc	DAVID L. GITLIN, 52 Chairman & Chief Executive Officer, Carrier Global Corporation	JOHN J. GREISCH, 66 Former President & Chief Executive Officer, Hill-Rom Holdings, Inc.

CHARLES M. HOLLEY, JR., 65 Former Executive Vice President & Chief Financial Officer, Wal-Mart Stores, Inc.	MICHAEL M. MCNAMARA, 65 Chairman, PCH International Holdings; Former Chief Executive Officer, Flex Ltd.	MICHAEL A. TODMAN, 64 Former Vice Chairman, Whirlpool Corporation

VIRGINIA M. WILSON, 67 Former Senior Executive Vice President & Chief Financial Officer, Teachers Insurance and Annuity Association of America	BETH A. WOZNIAK, 57 Chief Executive Officer, nVent Electric plc

2022 Proxy Statement	9

Proposal 1: Election of Directors — Criteria for Board Membership
Criteria for Board Membership
As discussed below, on the recommendation of the Governance Committee (the “Committee”), the Board amended the Corporate Governance Guidelines in 2021. The amended and renamed Corporate Governance Principles have, among other things, enhanced the criteria for board membership to more appropriately reflect Carrier’s evolving business requirements as well as the long-term interests of Carrier, its shareowners and other stakeholders.

The Board recognizes that the long-term interests of Carrier and its shareowners are also advanced by responsibly addressing the concerns of other stakeholders, including Carrier employees, customers, suppliers and communities.
The Board believes that the following attributes are essential for all Carrier directors:

•Objectivity and independence •Sound judgment •High integrity •Effective collaboration
•Loyalty to the interests of Carrier and its shareowners
•Ability and willingness to devote the time necessary to fulfill a director’s duties
•Ability to contribute to the diversity of perspectives present in the Board’s deliberations

In addition to these attributes, in evaluating the suitability of a candidate, the Board also considers many factors, including the candidate's:

•General understanding of global business, finance, risk management, technology and other disciplines, and policy matters relevant to the success of a large publicly traded company
•Understanding of Carrier’s business and industry
•Senior leadership experience
•Educational and professional background •Personal accomplishments •Diversity with respect to a broad range of personal characteristics

The Board believes that our current directors possess and demonstrate these attributes and bring a strong blend of skills, experience and diverse backgrounds and perspectives to our deliberations.

The Board’s consideration of its diversity with respect to a broad range of a candidate’s personal characteristics demonstrates our commitment to inclusiveness and our conviction that our greatest strength is the diversity of our people.

10	Carrier Global Corporation

Proposal 1: Election of Directors — Criteria for Board Membership
Key Skills and Experience
In addition to the attributes expected of each director, the Committee in consultation with the Board has identified additional skills and experience that are essential to the oversight and implementation of Carrier’s strategy and business requirements.

Financial	Senior leadership of a financial function and/or management of a large business, resulting in a proficiency with complex financial management, financial reporting, capital allocation, capital markets, and mergers and acquisitions — reflecting, among other things, the paramount importance we place on accurate financial reporting and robust financial controls and compliance.

Human Capital Management	We believe that our employees are our most important asset and that, in turn, our success and growth depend in large part on our ability to attract, retain and develop a diverse population of talented and high-performing employees at all levels of the company. This is why we value directors with experience in effectively recruiting, engaging, developing and retaining a talented workforce.

Innovation, Digital and Technology	Experience with or oversight of innovation (including developing and adopting new technologies), digital solutions, engineering, information systems and cybersecurity.

International Business Operations	Carrier has operations around the world, and a significant portion of our sales derive from outside the United States. Directors with international business experience impart valued business, political and cultural perspectives in the Board’s deliberations.

Knowledge of Company/Industry	Knowledge or experience with Carrier’s businesses and/or products and services, whether acquired through service as a senior leader or board member of a relevant business.

Marketing/Sales	This experience is beneficial as we implement our three-pillar growth strategy, focused on strengthening and growing core businesses, increasing product extensions and geographic coverage, and growing services and digital to create recurring sales opportunities.

Risk Management/ Oversight	This experience is critical to the Board’s role in overseeing and understanding major risk exposures, including significant compliance, cybersecurity, financial, human capital, operational, political, regulatory, reputational and strategic risks.

Senior Leadership	Extensive leadership experience with a significant enterprise, resulting in a practical understanding of organizations, processes and strategic planning, along with demonstrated strengths in developing talent and driving change and long-term growth.

The matrix on the following page displays the most significant skills and experience of each director. The Governance Committee regularly reviews the composition of the Board to ensure that it maintains a balance of skills and experience and to assess whether there are gaps in light of current and anticipated strategic plans and business requirements.

2022 Proxy Statement	11

Proposal 1: Election of Directors — The Board's Self Evaluation Process
Directors’ Key Skills and Experience Summary

Financial	x	x	x	x	x	x	x	x
Human Capital Management	x	x	x	x	x	x	x	x
Innovation, Digital and Technology	x	x	x		x	x		x
International Business Operations	x	x	x	x	x	x	x	x
Knowledge of Company/Industry	x	x				x		x
Marketing/Sales		x	x	x		x		x
Risk Management/Oversight	x	x	x	x	x	x	x	x
Senior Leadership	x	x	x	x	x	x	x	x
The Board’s Self-Evaluation Process

The Board appreciates that robust and constructive self-evaluation is an essential element of good corporate governance, Board effectiveness and continuous improvement. To this end, the Board evaluates annually its own performance and that of the standing committees and individual directors.
The self-evaluation informs the Board’s consideration of the following:
▪Board roles
▪Succession planning
▪Refreshment objectives, including membership criteria, composition and diversity
▪Opportunities to increase the Board’s effectiveness, including the addition of new skills and experience.
Dr. Garnier, our Lead Independent Director who also chairs the Governance Committee, guided the 2021 evaluation process after first consulting with the Committee and the Board as a whole regarding his recommended approach.
Dr. Garnier then conferred with the directors individually to allow for their candid assessments of peer contributions and performance, and Board and Committee effectiveness. Afterwards, Dr. Garnier provided a summary of his conversations to the Board, which included feedback regarding the following topics:
The Governance Committee is responsible for and oversees the design and implementation of the annual self-evaluation process. Our Lead Independent Director leads this process.

▪Director orientation and continuing education opportunities regarding Carrier and its businesses
▪The size of the Board and the diversity of the directors’ skills, experiences and personal characteristics
▪The effectiveness of the Board and the three standing committees

▪Time allotments for Board and committee discussions and deliberations
▪The CEO evaluation process
▪Board meeting topics and meeting preparation materials
▪The effectiveness of management’s relationship with the Board

12	Carrier Global Corporation

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting
Board Refreshment and Nomination Process
As discussed above and below, the Governance Committee periodically reviews the criteria for Board membership. That review complements the Board’s annual evaluation of its effectiveness, which considers the following with regard to the Board’s composition and the nomination of candidates for election:

Does the Board reflect the appropriate mix of skills and experiences, and a diversity of perspectives and personal characteristics that continuously improve oversight?	}	Based on these considerations, the Board adjusts its recruitment priorities.	}
2021 Outcomes
▪Elected new Chairman
▪Combined roles of CEO and Chairman to further enhance focus on strategy and growth
▪Increased size of Board to nine from eight
▪Appointed Beth Wozniak, who brings industry and spin-off experience, as well as digital and technology expertise
▪Increased Board diversity and broadened skills and experience

The Committee considers candidates recommended by the directors, management and shareowners who satisfy the criteria the Board seeks in its directors. A shareowner may recommend a director candidate by writing to Carrier’s Corporate Secretary (see page 59 for contact information). The Committee also may engage search firms to assist in identifying and evaluating candidates and to ensure that the Committee is considering a larger and more diverse pool of candidates.
The Board believes that new ideas and perspectives are critical to a forward-looking Board, as are the valuable experiences and deep understanding of Carrier’s business that a longer serving director offers. Our Corporate Governance Principles and Bylaws do not impose term limits on directors because the Board believes that a director who serves for an extended period will be uniquely positioned to provide insight and perspective regarding Carrier’s operations and strategic direction. Nonetheless, the Corporate Governance Principles require that directors retire at the annual meeting after reaching age 75, unless the Board makes an exception to the policy in special circumstances. Moreover, the Board’s self-evaluation process is expected to contribute to the Committee’s consideration of each incumbent as part of the nomination and refreshment process.
Our Retiring Director
John V. Faraci is retiring from our Board at the end of his current term and, therefore, will continue to serve until but not stand for re-election at our 2022 Annual Meeting. We thank Mr. Faraci for his service as Executive Chairman and a director and wish him continued success in the future.
Nominees for the 2022 Annual Meeting
The Board, upon the recommendation of the Committee, has nominated for election to the Board the eight individuals presented in this Proxy Statement. All are current directors of Carrier and were elected by the shareowners at the 2021 Annual Meeting, except for Beth A. Wozniak who joined the Board in June 2021.
Our Board has nine members. Eight of our directors are standing for re-election to hold office until the next Annual Meeting or until their successors are duly elected and qualified. John V. Faraci is not standing for re-election and will retire from the Board on April 14, 2022.
Ms. Wozniak was identified as a candidate for the Board by a third-party search firm. After reviewing Ms. Wozniak's qualifications and discussing her nomination, the Governance Committee voted to recommend Ms. Wozniak to the Board. Upon the recommendation of the Governance Committee and considering Ms. Wozniak’s qualifications, the Board appointed Ms. Wozniak as an independent director effective June 9, 2021, with a term expiring at the 2022 Annual Meeting.
If, prior to the 2022 Annual Meeting, any nominee becomes unavailable to serve, the Board may select a replacement nominee or reduce the number of directors to be elected. If the Board selects a replacement nominee before the 2022 Annual Meeting, the proxy holders will vote the shares for which they serve as proxy for that replacement nominee.
Director Independence
Under the New York Stock Exchange ("NYSE") listing standards, a majority of our directors must be independent; meaning that the director does not have a direct or indirect material relationship with Carrier other than as a director. The company’s Director Independence Policy (the “Policy”) guides the independence determination and includes the categories of relationships that the Board has determined are not material relationships that would impair a director’s independence. The Policy is available on the Corporate Responsibility section of our website (see page 7).

2022 Proxy Statement	13

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting
Before joining the Board, and annually thereafter, each director completes a questionnaire seeking information about relationships and transactions that may require disclosure, that may affect the independence determination or that may affect the heightened independence standards that apply to members of the Audit and Compensation committees. The Committee’s assessment of independence considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee. The assessment also considers sales and purchases of products and services between Carrier, including its subsidiaries, and other companies or charitable organizations where a director and a nominee (and immediate family members) may have relationships that are pertinent to the independence determination.
The Board has determined that each of the nominees for election at the 2022 Annual Meeting, other than Mr. Gitlin who is currently an employee of Carrier, is independent under the Policy and NYSE listing standards because none of the nominees, other than Mr. Gitlin, has a business, financial, family or other relationship with Carrier that is considered material.

Our Board of Directors recommends a vote FOR the election of each of the nominees presented in the Proxy.

14	Carrier Global Corporation

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting

Jean-Pierre Garnier, Ph.D. Lead Independent Director Former Chief Executive Officer GlaxoSmithKline plc AGE: 74 | DIRECTOR SINCE: 2020 | COMMITTEES: Compensation, Governance (Chair)

CAREER HIGHLIGHTS
▪Advent International (global private equity)
◦Operating Partner, since 2011
▪Pierre Fabre S.A. (pharmaceuticals)
◦Chief Executive Officer, 2008 to 2010
▪GlaxoSmithKline plc (pharmaceuticals)
◦Chief Executive Officer and Executive Member of the Board of Directors, 2000 to 2008
▪SmithKline Beecham plc (pharmaceuticals)
◦Chief Executive Officer, 2000
◦Chief Operating Officer and Executive Member of the Board of Directors, 1996 to 2000
OTHER CURRENT DIRECTORSHIPS
▪CARMAT (non-executive Chairman), since 2018
▪Cellectis S.A. (non-executive Chairman), since 2020
▪Radius Health, Inc., since 2015

FORMER DIRECTORSHIPS
▪Idorsia Pharmaceuticals Ltd. (non-executive Chairman), 2017 to 2020
▪United Technologies Corporation, 1997 to 2020
▪Actelion Ltd. (non-executive Chairman), 2011 to 2017
▪Renault S.A., 2009 to 2016
▪Alzheon, Inc. (non-public), 2015 to 2018
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Advisory Board of Newman’s Own Foundation
▪Knight Commander of the Order of the British Empire
▪Officier de la Légion d’Honneur of France

David L. Gitlin Chairman & Chief Executive Officer AGE: 52 | DIRECTOR SINCE: 2020 | COMMITTEES: None

CAREER HIGHLIGHTS
▪Carrier
◦Chairman, since 2021
◦President & Chief Executive Officer, since 2019
▪United Technologies Corporation (diversified manufacturer)
◦President & Chief Operating Officer, Collins Aerospace Systems, 2018 to 2019
◦President, UTC Aerospace Systems, 2015 to 2018
◦President, Aircraft Systems, UTC Aerospace Systems, 2013 to 2015
◦Various senior positions since joining United Technologies in 1997, including:
–President, Aerospace Customers & Business Development, Hamilton Sundstrand

–President, Auxiliary Power, Engine & Control Systems, Hamilton Sundstrand
–Vice President and General Manager, Power Systems, Hamilton Sundstrand
–Vice President, Pratt & Whitney Programs, Hamilton Sundstrand
–General Manager, Rolls-Royce/General Electric Programs, Hamilton Sundstrand
–Various positions at UTC headquarters and Pratt & Whitney

2022 Proxy Statement	15

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting

John J. Greisch Independent Former President & Chief Executive Officer Hill-Rom Holdings, Inc. AGE: 66 | DIRECTOR SINCE: 2020 | COMMITTEES: Compensation (Chair), Governance

CAREER HIGHLIGHTS
▪TPG Capital (global private equity)
◦Senior Advisor, since 2018
▪Hill-Rom Holdings, Inc. (medical technology)
◦President & Chief Executive Officer, 2010 to 2018
▪Baxter International, Inc. (health care)
◦President, International Operations, 2006 to 2009
◦Chief Financial Officer, 2004 to 2006
◦President, Bioscience, 2003 to 2004
◦Vice President, Finance and Strategy, Bioscience, 2003
◦Vice President, Finance, Renal, 2002 to 2003
▪FleetPride Corporation (truck and trailer parts distributor)
◦President & Chief Executive Officer, 1998 to 2001
▪The Interlake Corporation (metal products), various positions, 1986 to 1997
▪Price Waterhouse (public accounting), various positions, 1978 to 1985
OTHER CURRENT DIRECTORSHIPS
▪Catalent, Inc., since 2018
▪Cerner Corporation, since 2019
▪Viant, LLC (non-public, non-executive Chairman), since 2018

FORMER DIRECTORSHIPS
▪Idorsia Pharmaceuticals Ltd., 2017 to 2020
▪Hill-Rom Holdings, Inc., 2010 to 2018
▪Actelion Ltd., 2013 to 2017
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Board of Directors, Ann & Robert H. Lurie Children’s Hospital of Chicago

Charles M. Holley, Jr. Independent Former Executive Vice President & Chief Financial Officer Wal-Mart Stores, Inc. AGE: 65 | DIRECTOR SINCE: 2020 | COMMITTEES: Audit (Chair), Compensation

CAREER HIGHLIGHTS
▪Wal-Mart Stores, Inc. (retail and eCommerce)
◦Executive Vice President, 2016
◦Executive Vice President & Chief Financial Officer, 2010 to 2015
◦Executive Vice President, Finance and Treasurer, 2007 to 2010
◦Senior Vice President, Finance, 2005 to 2007
◦Senior Vice President & Controller, 2003 to 2005
◦Various roles with Wal-Mart International, 1994 to 2002
▪Deloitte LLP (public accounting)
◦Independent Senior Advisor, U.S. CFO Program, 2016 to 2019
▪Tandy Corporation (electronics retailer), various roles
▪Ernst & Young LLP (public accounting), various roles
OTHER CURRENT DIRECTORSHIPS
▪Amgen, Inc., since 2017
▪Phillips 66, since 2019

OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Dean’s Advisory Board, McCombs School of Business, The University of Texas at Austin
▪Member, Presidents’ Development Board, The University of Texas at Austin
▪Member, McCombs Foundation

16	Carrier Global Corporation

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting

Michael M. McNamara Independent
Chairman PCH International Holdings	Former Chief Executive Officer Flex Ltd.
AGE: 65 | DIRECTOR SINCE: 2020 | COMMITTEES: Audit, Governance

CAREER HIGHLIGHTS
▪PCH International Holdings (product development and supply chain management)
◦Chairman (non-public, non-executive), since 2019
▪Samara (experimental product development division of Airbnb, Inc.)
◦Head, since 2020
▪Eclipse Ventures (venture capital)
◦Venture partner, 2019 to 2022
▪Flex Ltd. (product development firm)
◦Chief Executive Officer, 2006 to 2018
◦Various roles since joining Flex Ltd, in 1994, including Chief Operating Officer
OTHER CURRENT DIRECTORSHIPS
▪Workday, Inc., since 2011
▪Skyryse (non-public, developer of autonomous aircraft operating systems), since 2019
▪Synagile (non-public, biopharmaceutical), since 2021

FORMER DIRECTORSHIPS
▪Slack Technologies, Inc., 2019 to 2021
▪Flex Ltd., 2005 to 2018
▪Delphi Corporation, 2009 to 2012
▪MEMC Corporation, 2007 to 2011

OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Member, Advisory Board, New Legacy Opportunity Fund
▪Member, Visiting Committee Advisory Board, MIT Sloan School of Management

Michael A. Todman Independent Former Vice Chairman Whirlpool Corporation AGE: 64 | DIRECTOR SINCE: 2020 | COMMITTEES: Audit, Compensation

CAREER HIGHLIGHTS
▪Whirlpool Corporation (home appliances and related products)
◦Vice Chairman, 2014 to 2015
◦President, Whirlpool International, 2006 to 2007 and 2009 to 2014
◦President, Whirlpool North America, 2007 to 2009
◦Executive Vice President, Whirlpool Corporation, and President, Whirlpool Europe, 2001 to 2005
◦Various capacities since joining Whirlpool in 1993, including management, operations, sales and marketing positions in North America and Europe
▪Wang Laboratories, Inc., (computers), various roles
▪Price Waterhouse (public accounting), various roles
OTHER DIRECTORSHIPS
▪Brown-Forman Corporation, since 2014
▪Mondelez International, Inc., since 2020
▪Prudential Financial, Inc., since 2016

FORMER DIRECTORSHIPS
▪Newell Brands, Inc., 2007 to 2020
▪Whirlpool Corporation, 2006 to 2015
OTHER LEADERSHIP EXPERIENCE AND SERVICE
▪Chairman, Board of Directors, Boys & Girls Clubs of Benton Harbor, Michigan
▪President, Whirlpool Foundation

2022 Proxy Statement	17

Proposal 1: Election of Directors — Nominees for the 2022 Annual Meeting

Virginia M. Wilson
Independent
Former Senior Executive Vice President & Chief Financial Officer
Teachers Insurance and Annuity Association of America
AGE: 67 | DIRECTOR SINCE: 2020 | COMMITTEES: Audit, Governance

CAREER HIGHLIGHTS
▪Teachers Insurance and Annuity Association of America (financial services)
◦Senior Executive Vice President & Chief Financial Officer, 2010 to 2019
▪Wyndham Worldwide (hospitality)
◦Executive Vice President & Chief Financial Officer, 2006 to 2009
▪Cendant Corporation (consumer services in real estate and travel industries)
◦Executive Vice President & Chief Accounting Officer, 2003 to 2006
▪MetLife, Inc. (insurance)
◦Senior Vice President & Controller, 1999 to 2003
▪Transamerica Life Insurance Companies
◦Senior Vice President & Controller and other finance roles, life insurance division, 1995 to 1999
▪Deloitte & Touche LLP (public accounting)
◦Audit partner
OTHER DIRECTORSHIPS
▪Charles River Laboratories International, Inc., since 2019
FORMER DIRECTORSHIPS ▪Conduent, Inc., 2017 to 2020 OTHER LEADERSHIP EXPERIENCE AND SERVICE ▪Member, Board of Trustees, Catholic Charities of the Archdiocese of New York

Beth A. Wozniak Independent Chief Executive Officer & Director nVent Electric plc AGE: 57 | DIRECTOR SINCE: 2021 | COMMITTEES: Governance

CAREER HIGHLIGHTS
▪nVent Electric plc (global provider of electrical connection and protection solutions)
◦Chief Executive Officer and Director, since 2018
▪Pentair plc (industrial manufacturing)
◦President, Electrical segment, 2017 to 2018
◦President, Flow & Filtration Solutions global business unit, 2015 to 2016
▪Honeywell International, Inc. (technology and manufacturing) and its predecessor Allied Signal Inc.
◦Various executive leadership and program management positions from 1990 to 2015, including:
–President, Environmental and Combustion Controls business
–President, Sensing and Control business
–Vice President, Business Integration
–Vice President, Six Sigma
–Vice President, Engineering and Program Management
OTHER LEADERSHIP EXPERIENCE AND SERVICE ▪Director and Chair, Audit Committee, National Electrical Manufacturers Association (NEMA)

18	Carrier Global Corporation

Proposal 1: Election of Directors — Corporate Governance
Corporate Governance
Our Commitment to Sound Corporate Governance Practices
Carrier is committed to strong corporate governance practices. Our governance framework enables independent, experienced and accomplished directors to provide advice, insight and oversight that promotes the long-term interests of the company, our shareowners and other stakeholders.
We encourage you to visit the Corporate Responsibility section of our website (see page 7) where you can access Carrier’s ESG framework documents. These documents reflect our commitments to integrity, transparent financial reporting and strong financial controls, our approach to corporate governance and risk management, and our commitment to the environment and sustainability. These documents include:

▪Corporate Governance Principles (formerly the Corporate Governance Guidelines)
▪Board Committee Charters
▪Certificate of Incorporation
▪Bylaws
▪Director Independence Policy
▪Related Person Transactions Policy
▪Share Ownership Requirements
▪Code of Ethics and excerpts from Carrier's Corporate Policy Manual
▪Information about the Carrier Integrity Line for Anonymous Reporting, which allows employees and other stakeholders to ask questions or raise concerns confidentially and outside the usual management channels
▪Information about how to communicate concerns with our Board, Lead Independent Director or one or more independent directors
▪2021 Environmental, Social & Governance Report
▪2030 Environmental, Social & Governance Goals

Significant Corporate Governance Actions
Combined Role of Chairman and CEO under David Gitlin
On February 4, 2021, the Board elected David Gitlin, Carrier’s CEO, to the additional position of Chairman of the Board, effective upon his election to the Board at the 2021 Annual Meeting. The Board does not have a policy about whether the roles of Chairman of the Board and CEO should be separate or combined. Rather, under our Corporate Governance Principles, the Board has flexibility to choose the leadership structure that it believes will provide the most effective leadership and oversight for the company and its growth strategy. The Board believes that the interests of shareowners are best served if the roles of Chairman and CEO are combined in Mr. Gitlin. The Board considered several factors in reaching this decision, including:
▪Mr. Gitlin has served as President & CEO of Carrier since June 2019 and as a director since United Technologies Corporation ("UTC"), renamed Raytheon Technologies Corporation ("Raytheon"), completed the spin-off of Carrier into an independent publicly traded company (the "Separation");
▪Before joining Carrier, Mr. Gitlin had been a 22-year veteran of UTC and held numerous senior positions, including President & Chief Operating Officer of Collins Aerospace Systems, which in 2019 had annual net sales of $26 billion, and President of UTC Aerospace Systems;
▪Through the Separation from UTC, the transformation of Carrier into an independent public company and throughout the COVID-19 pandemic, Mr. Gitlin has demonstrated strong and effective leadership;
▪Mr. Gitlin has the requisite vision, experience and business acumen to lead the Board as well as the company;
▪Mr. Gitlin has fostered a strong working relationship between the Board and management through transparency and receptiveness to new ideas and approaches, and by cultivating accessibility to the management team;
▪The combined roles of Chairman and CEO promote decisive, unified leadership as Carrier continues to transform its businesses and operations and to implement its long-term growth strategy; and
▪As delineated in the Corporate Governance Principles, the Board has maintained a robust role for the Lead Independent Director, and Dr. Garnier has exhibited strong and consistent leadership fulfilling that role since the Separation.

2022 Proxy Statement	19

Proposal 1: Election of Directors — Corporate Governance
Enhanced Bylaws
In December 2020, the Committee took a fresh look at the primary governance documents that were adopted in the course of the Separation. As part of this effort, the Board, upon the Committee’s recommendation, made the following changes to the Bylaws:
▪Enhanced certain disclosure requirements; and
▪Added a new bylaw that would take effect in the event of an emergency, disaster, catastrophe or similar condition where a quorum of the Board cannot be readily convened.
In November 2021, the Board, upon the Committee's recommendation, strengthened our shareowners' right to call a special meeting by removing the one-year continuous ownership eligibility requirement.
Improved Corporate Governance Principles
In February 2021, the Board, upon the Committee’s recommendation, adopted amendments to our Corporate Governance Principles. The amendments reflect governance best practices and major investors’ expectations:
▪Affirmed that the Board recognizes that the long-term interests of Carrier and its shareowners are advanced by responsibly addressing the concerns of other stakeholders, including Carrier’s employees, customers, suppliers and communities;
▪Amended the criteria for Board membership to include a candidate’s diversity with respect to a broad range of personal characteristics; and
▪Added a limit of two public company boards, including Carrier’s, for Carrier’s executive officers, including the CEO.
Expanded Share Ownership Requirements
The share ownership requirements that were adopted at the time of the Separation did not apply to the positions of business segment president ("Segment President"), chief human resources officer (“CHRO”) and chief legal officer (“CLO”). Instead, they applied to members of the legacy UTC Executive Leadership Group (“ELG”) who may have held one of those positions. With Carrier’s decision to sunset the ELG program and to align the share ownership requirements to Carrier’s leadership structure, the Board changed these requirements in February 2021 to apply to a broader group of senior company leaders.
Enhanced Oversight of Related Person Transactions
In June 2021, upon the Governance Committee's recommendation, the Board revised the company's Related Person Transactions Policy to conform to amendments made by the NYSE to Section 314 of its Listed Company Manual. Amended Section 314 required review by the Committee of proposed related person transactions below the $120,000 transaction value threshold of Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To ensure that proposed related party transactions continue to receive proper evaluation, the Board, upon the Committee's recommendation, elected to continue to require Committee review of proposed transactions below this threshold after the NYSE amended Section 314 in August to add this threshold to the definition of "related person transaction."
Board Leadership Structure
Chairman and CEO Roles
As described earlier, the Board does not have a policy about whether the roles of Chairman of the Board and CEO should be separate or combined. The Committee, however, routinely reviews our governance practices and board leadership structure. And the Board selects the structure that it believes will provide the most effective leadership and oversight for the company. In making this decision, at any given point in time, the Board considers and will consider a range of factors, including the company’s operating and financial performance, recent or anticipated changes in the CEO role, the effectiveness of the processes and structures for Board interaction with and oversight of management and the importance of maintaining a single voice in leadership communications and Board oversight, both internally and externally, including with investors.
Lead Independent Director Responsibilities
Under our Corporate Governance Principles, the Board designates a non-employee director to serve as Lead Independent Director when the Chairman is not independent. The Lead Independent Director’s responsibilities include the following and essentially mirror a non-executive Chairman’s responsibilities:

20	Carrier Global Corporation

Proposal 1: Election of Directors — Corporate Governance

▪May call and preside over private sessions of the independent directors
▪May call special meetings of the Board and preside over such meetings when the Chairman is not present
▪Serves as liaison between the independent directors and the Chairman
▪Engages with significant constituencies, as requested
▪Works with the Chairman to plan and set the agenda for Board meetings

▪Oversees the performance evaluation and compensation of the CEO
▪Facilitates succession planning and management development
▪Facilitates the Board’s annual self-evaluation process
▪Authorizes the retention of outside advisors and consultants who report to the Board on board-wide issues

The Board believes that a Lead Independent Director with well-defined responsibilities enhances the effectiveness of the independent directors, improves risk management and oversight, and provides a channel for independent directors to candidly raise issues or concerns for the Board’s consideration.
Director Orientation and Education
Director Orientation
New directors participate in an orientation program to familiarize them with Carrier and the roles and responsibilities of the Board, including topics tailored to each director’s committee assignments. New directors also learn about the company’s product and service offerings, strategy, business segments, financial statements, significant financial, accounting and risk management issues and compliance programs.
Director Continuing Education
In 2021, COVID-19 precautionary measures prevented the Board from visiting any of our business segments as would typically occur. Instead, directors attended virtual comprehensive technology reviews of the company's three business segments and received training on corporate governance developments and their fiduciary duties. In addition, members of the Audit Committee attended training on regulatory trends, ESG reporting, tax policy and audit technology innovations.
Directors are encouraged to attend outside continuing education programs and are reimbursed by the company for the cost of such programs and related expenses. Additional presentations and materials, including updates on recent governance and business developments, are provided to directors as appropriate.
Meetings and Committee Composition
Board Meetings
Our Board is engaged, provides informed and meaningful guidance and feedback, and maintains an open dialogue with management. At each stated meeting of the Board, the agenda typically includes committee reports, a review of the company’s financial results and outlook, a briefing on aspects of our long-term strategy and other matters whether requested by the directors or deemed pertinent by management. In addition, the Board participated in an all-day strategic planning session in October 2021.
The Board met eight times in 2021. Directors attended 97% of the meetings of the Board and 100% of meetings of committees on which they served during 2021.
Carrier’s independent directors meet in regularly scheduled executive sessions without management and in additional sessions when requested. These sessions typically occur before and/or after Board meetings. The Board met in executive session without management present during six of its eight meetings in 2021.
To prepare for Board and committee meetings, the directors receive the agenda and materials in advance to facilitate more informed discussion and decision making.
Directors are encouraged to attend the Annual Meeting. Seven of our eight directors at the time attended the 2021 Annual Meeting, which was held virtually; the eighth director was unable to attend due to technical difficulties.

2022 Proxy Statement	21

Proposal 1: Election of Directors — Corporate Governance
Committee Meetings and Composition
The Board has three standing committees: Audit, Compensation and Governance. Each committee is composed exclusively of independent directors. Committee meetings are generally held in conjunction with stated Board meetings and additional meetings of the Audit Committee are held to review quarterly reports with the SEC. The committees may meet more frequently as they may require. Each committee has the authority to retain independent advisors to assist in the performance of its responsibilities. Each committee operates under a written charter – all of which are available on the Corporate Responsibility section of our website (see page 7). Each charter is periodically reviewed by the respective committee to determine whether it should be updated to reflect best practices and/or director feedback.
Audit Committee

Chair: Charles M. Holley, Jr.	Meetings: 8

Michael M. McNamara Michael A. Todman	Virginia M. Wilson

Purposes & Responsibilities:
▪Assists the Board in overseeing the integrity of Carrier’s financial statements; the independence, qualifications and performance of Carrier’s independent auditors and internal audit function; the company’s compliance with its policies and procedures, internal controls, Code of Ethics and applicable laws and regulations; and the company's Enterprise Risk Management program
▪Recommends to the Board the appointment of the independent auditor for ratification by shareowners
▪Responsible for compensation, retention and oversight of the independent auditor
▪Preapproves all audit services and permitted non-audit services to be performed for Carrier by its independent auditor
▪Reviews and approves the appointment and replacement of the senior Internal Audit executive

In February 2021, the Board determined that Messrs. Holley, McNamara and Todman and Ms. Wilson are “audit committee financial experts” as that term is defined in the Securities and Exchange Commission (“SEC”) rules and that each has accounting and financial management expertise as provided under the rules of the NYSE.
Compensation Committee

Chair: John J. Greisch	Meetings: 5

Jean-Pierre Garnier Charles M. Holley, Jr.	Michael A. Todman

Purposes & Responsibilities:
▪Reviews Carrier’s executive compensation plans, practices and policies to ensure that they adequately and appropriately align executive and shareowner interests
▪Establishes and determines the satisfaction of performance goals for Carrier’s bonus plans for executives
▪Approves the annual objectives of the CEO and leads an evaluation of the CEO's performance against such objectives
▪Approves the compensation of the CEO
▪Approves the compensation for Section 16 officers and certain other senior executives
▪Reviews and approves Carrier’s practices for annual and long-term incentive awards
▪Reviews a risk assessment of Carrier’s compensation policies, plans and practices

22	Carrier Global Corporation

Proposal 1: Election of Directors — Corporate Governance
Governance Committee

Chair: Jean-Pierre Garnier	Meetings: 3

John J. Greisch Michael M. McNamara	Virginia M. Wilson Beth A. Wozniak

Purposes & Responsibilities:
▪Identifies and recommends qualified candidates for election to the Board
▪Develops and recommends appropriate corporate governance principles
▪Oversees the design and implementation of the annual self-evaluation of the Board, the committees and directors
▪Recommends appropriate compensation of directors
▪Submits to the Board recommendations for committee assignments
▪Reviews and monitors the orientation of new Board members and the continuing education of all directors
▪Reviews and oversees Carrier’s ESG, product integrity and Environmental, Health & Safety ("EH&S") programs and government relations activities

How We Manage Risk
Our Risk Management Framework
Carrier encounters a range of risks, including compliance, financial, geopolitical, legal, operational, regulatory, reputational and strategic risks. Within these broad categories, specific risks include: cybersecurity; the competitive landscape (including disruptive technologies); human capital management (including talent acquisition, development and retention); logistics and supply chain; and the impact of disruptive events (including natural disasters and pandemics).
To manage these and other risks, we have implemented an Enterprise Risk Management (“ERM”) program, which is a company-wide effort that is managed by senior executives to identify, assess, manage, report and monitor enterprise risks that may affect our ability to achieve the company’s objectives and strategy. The Audit Committee has oversight responsibility for the ERM program and process.
As part of the ERM program, ownership of enterprise risks is assigned to the appropriate business segment or corporate functional department that is responsible for implementing comprehensive plans to mitigate them. The Board reviews these risks and mitigation plans on an annual basis in conjunction with Carrier's strategic plan. The committees and Board also discuss enterprise risks with senior management on a regular basis, including through reviews of business and compliance issues. For example, cybersecurity risk is an enterprise risk that the Audit Committee and the Board oversees and reviews through regular committee reports and updates, including two such briefings in 2021.
Each committee has primary risk oversight responsibility in the areas that align with its focus and charter responsibilities. At each regular meeting, or more frequently as needed, the Board receives and considers committee reports that provide additional detail on risk management issues and management’s response to them.

2022 Proxy Statement	23

Proposal 1: Election of Directors — Corporate Governance
The Board’s Role in Risk Management
The full Board is responsible for Carrier’s strategic risks, while the Audit Committee oversees the company’s ERM program. In addition, responsibility for the oversight of specific risk categories is allocated among the Board and its committees as follows:

Full Board of Directors	Audit Committee	Compensation Committee	Governance Committee
▪Major strategies and business objectives ▪Significant risks and risk management activities ▪Succession planning
▪ERM program
▪Capital structure and significant capital appropriations
▪Compliance program
▪Cybersecurity risks
▪Foreign exchange, interest rates and raw material hedging
▪Significant operational risks
▪Significant reputational risks
▪Significant strategic risks
		▪Compensation and benefit policies ▪Incentive plan performance metrics and goals ▪Compensation of select senior leaders ▪Compensation plan design ▪Executive retention	▪Conflict of interests ▪Corporate governance ▪Director independence ▪EH&S ▪ESG goals, including diversity ▪Government relations, public policy and Carrier PAC ▪Product integrity

Succession Planning
On an annual basis, the CEO and CHRO provide the Board with information about succession planning for key senior leadership roles, including the CEO. Succession plans include a readiness assessment, biographical information and future career development plans. The Board’s views are incorporated into succession plans, which are updated annually based on this feedback. This output is the culmination of a broader, bottoms-up succession planning review and high potential identification process that Carrier conducts across the organization on an annual basis.
Public Policy Activities
Carrier engages in political activity and public policy advocacy on issues that impact the company’s business – whether at the local, state or federal level in the United States, or with foreign governments and international governmental organizations.
The Board believes that participating in the legislative and regulatory process is an important part of responsible corporate citizenship and that Carrier and its employees have a legitimate interest in public policy debates. The Board reviews and monitors the company’s government relations activities, including those of the Carrier Political Action Committee (“Carrier PAC”). These activities are governed by and conducted in accordance with the standards articulated in Our Code of Ethics and corporate policy on Government Relations, both of which are available on the company’s website (see page 7).
Carrier’s government relations initiatives are intended to educate and inform officials and the public on a broad range of public policy issues that are important to our business and consistent with the best interests of the company, our shareowners and our other stakeholders. These initiatives are not based on the personal agendas of individual shareowners or Carrier’s directors, officers or employees.
The company does not make political contributions to candidates for U.S. federal office and, as a matter of policy, does not contribute to candidates for state or local office in the United States or for offices in foreign countries. The Carrier PAC, which is entirely funded by voluntary contributions, is nonpartisan and will contribute to candidates for federal office supportive of Carrier’s corporate business interests and public policy goals, regardless of political party.
Shareowner Engagement
The Board and management believe in transparent and open communication with investors. Management routinely engages with our shareowners on business strategy, capital allocation, executive compensation, financial performance, governance and our ESG-related initiatives. In 2021, management participated in 14 investor conferences, held numerous video and teleconferences with shareowners around the world, and proactively engaged with institutional investors holding more than 360 million shares of Carrier common stock, which represented about 42% of our shares outstanding.
In February 2022, management hosted an investor and analyst day, and going forward in 2022 we expect our discussions with investors to focus on the clarity and effectiveness of our disclosures, including those related to our 2030 ESG Goals.

24	Carrier Global Corporation

Proposal 1: Election of Directors — Compensation of Directors
Compensation of Directors
Pay Structure
Annual Retainer

Under the terms of the Carrier Board of Directors Deferred Stock Unit Plan (“Carrier Director DSU Plan”), annual base retainers for non-employee directors are payable 40% in cash and 60% in DSUs. A director may elect to receive the cash retainer in DSUs.
Non-Employee Director Annual Retainer

ROLE	CASH($)	DEFERRED STOCK UNITS($)	TOTAL($)
All Non-Employee Directors (base retainer)	124,000	186,000	310,000
Additional Compensation for Services as:*
Lead Independent Director	14,000	21,000	35,000
Audit Committee Chair	10,000	15,000	25,000
Audit Committee Member	6,000	9,000	15,000
Compensation Committee Chair	8,000	12,000	20,000
Governance Committee Chair	8,000	12,000	20,000
* Directors serving in multiple leadership roles receive incremental compensation for each role.
Due to the COVID-19 pandemic, the non-employee directors' annual base retainer DSU award for the 2020 to 2021 Board cycle was reduced by $12,400, from $186,000 to $173,600, which aligned with similar pay reductions for the CEO and the CEO’s direct reports at the Vice President level and above (collectively, the “Executive Leadership Team” or “ELT”). There were no changes to the annual base retainer cash award or incremental role-based retainer amounts. Effective at the 2021 Annual Meeting, the non-employee directors' base retainer DSU award was restored to $186,000. In October 2021, the Board (upon the Governance Committee's recommendation) determined to keep non-employee director compensation amounts for the April 2022 to April 2023 Board cycle the same as for the April 2021 to April 2022 Board cycle.
Non-employee directors do not receive additional compensation for attending regularly scheduled Board or committee meetings, but they do receive an additional $5,000 cash payment for each special meeting attended in person. There were no such meetings in fiscal year 2021.
Annual retainers are paid each year following the Annual Meeting. New non-employee directors joining the Board between the Annual Meeting and the end of September receive 100% of the annual retainer. Directors joining the Board between October and the next Annual Meeting receive 50% of the annual retainer. DSUs are 100% vested at the time of grant, but settlement does not occur until after a non-employee director leaves the Board. At that time, DSUs are converted into shares of Carrier common stock, distributed either in a lump sum or in 10- or 15-year installments in accordance with the non-employee director’s prior elections.
Under the terms of the Carrier 2020 Long-Term Incentive Plan, the maximum annual compensation (cash and equity awards) that may be paid by the company to any non-employee director is $1.5 million.
Our non-employee directors are subject to the stock ownership requirements discussed under "Compensation Discussion and Analysis — Section VI: Other Compensation Policies and Practices — Share Ownership Requirements" on page 42.
Treatment of Dividends
When Carrier pays a dividend on its common stock, each non-employee director is credited with additional DSUs equal in value to the dividend paid on the corresponding number of shares of Carrier common stock.

2022 Proxy Statement	25

Proposal 1: Election of Directors — Compensation of Directors
2021 Director Compensation
The following table sets forth information regarding the compensation paid to our directors for services in 2021.

NAME	FEES EARNED OR PAID IN CASH($)	STOCK AWARDS($)[2]	ALL OTHER COMPENSATION($)[3]	TOTAL($)
John V. Faraci[1]	124,000	186,000	26,330	336,330
Jean-Pierre Garnier	-	365,000	557	365,557
John J. Greisch	-	330,000	625	330,625
Charles M. Holley, Jr.	-	335,000	2,986	337,986
Michael M. McNamara	130,000	195,000	557	325,557
Michael A. Todman	130,000	195,000	266	325,266
Virginia M. Wilson	130,000	195,000	25,622	350,622
Beth A. Wozniak[4]	124,000	186,000	3,275	313,275
1This table reflects amounts paid to Mr. Faraci as a director following the 2021 Annual Meeting on April 19, 2021. Mr. Faraci served as an executive officer and Executive Chairman of Carrier’s Board until April 19, 2021, during which time he did not receive additional compensation as a director. His compensation as an executive officer of Carrier during 2021 (which is not included in this table) consisted of salary ($299,242) and personal use of the corporate aircraft ($18,392, which reflected the incremental variable operating costs). As previously disclosed, in May 2020, Mr. Faraci received RSUs and SARs in his capacity as an executive officer, and on April 15, 2021, the Compensation Committee modified these awards to provide for vesting of the RSUs upon termination of his employment on April 19, 2021 and for eligibility for vesting of his stock options upon retirement from the Board following May 14, 2021, which resulted in an incremental accounting expense of $2.32 million.
2Stock Awards consist of the grant date fair value of the DSU awards credited to the non-employee director’s account, including any portion of the annual cash retainer that the non-employee director elected to receive as DSUs. The value of the DSU awards was calculated in accordance with FASB ASC Topic 718 using assumptions described in Note 14 – Stock-Based Compensation, to the accompanying Notes to the Consolidated Financial Statements in Carrier’s 2021 Annual Report on Form 10-K. The number of units credited to each non-employee director, except Ms. Wozniak, in 2021 was calculated by dividing the value of the award by $43.87, the NYSE closing price per share of Carrier common stock on April 19, 2021, the date of the annual meeting. For Ms. Wozniak, the number of units credited was calculated by dividing the value of the award by $46.19, the NYSE closing price per share of Carrier common stock on June 9, 2021, the date she was appointed to Carrier’s Board.
3Amounts in this column include incidental benefits, matching contributions on behalf of Mr. Faraci ($25,000) and Ms. Wilson ($25,000) to eligible nonprofit organizations under the company’s matching gift program that covers non-employee directors as well as company employees, and, for Messrs. Faraci and Holley and Ms. Wozniak, spousal travel on the corporate jet to and from the December meeting of the Board.
4The Carrier Board of Directors DSU Plan (amended and restated effective as of October 15, 2020) provides that newly appointed or elected Board members (effective before September 30) will receive the full amount of the then applicable annual cash retainer and the annual deferred stock unit award. Ms. Wozniak was appointed to Carrier’s Board effective June 9, 2021.

26	Carrier Global Corporation

SHARE OWNERSHIP
Share Ownership Requirements
To encourage the alignment between the Board, management and shareowners, the Board has adopted share ownership requirements for non-employee directors, the CEO, the CFO, the Segment Presidents, the CHRO and the CLO as described in more detail on page 42. If non-employee directors and these executive officers do not meet their respective share ownership requirements within the applicable five-year period, they will not be permitted to sell shares of Carrier common stock until satisfying them. Each of the non-employee directors and the foregoing executive officers currently comply with their respective ownership requirements or are on track to meet them within the five-year period. In addition to the beneficial share ownership of Carrier directors, NEOs and executive officers described in the table below, the “Outstanding Equity Awards at Fiscal Year-End Table” on page 46 describes the Carrier equity awards held by each of our NEOs as of December 31, 2021.
Beneficial Share Ownership of Directors and Executive Officers
The following table provides information known to the company as of February 15, 2022, regarding the beneficial ownership of our common stock by: (i) each director and nominee; (ii) the named executive officers ("NEOs") identified in "Compensation Discussion and Analysis," which begins on page 30; and (iii) the directors and executive officers as a group. None of the directors, the NEOs or the directors and executive officers together as a group owned more than 1% of our common stock as of that date. Unless otherwise noted, each person named in the table below has sole voting and investment power for the referenced shares.

DIRECTORS AND EXECUTIVE OFFICERS	SARs EXERCISABLE WITHIN 60 DAYS[1]	RSUs CONVERTIBLE TO SHARES WITHIN 60 DAYS[2]	DSUs CONVERTIBLE TO SHARES WITHIN 60 DAYS[3]	TOTAL SHARES BENEFICIALLY OWNED[4]
John V. Faraci		2,098	51,882	84,540
Jean-Pierre Garnier			107,865	125,975
David Gitlin	603,665			1,000,220
John J. Greisch			25,773	61,190
Charles M. Holley, Jr.			18,506	18,535
Michael M. McNamara			14.939	14,939
Michael A. Todman			14,939	14,939
Virginia M. Wilson			14,939	14,939
Beth A. Wozniak			4,057	4,057
Patrick Goris	10,861			22,255
Christopher Nelson	209,430			243,134
Jurgen Timperman	106,802			140,574
Timothy N. White
Directors & Executive Officers as a group (17 in total)[5]				2,064,131
1The SARs in the table reflect the net number of shares of Carrier common stock that would be issued to the executive officers if their vested SARs were exercised within 60 days of February 15, 2022. Once vested, each SAR can be exercised for the number of shares of Carrier common stock having a value equal to the increase in value of a share of Carrier common stock from the date the SAR was granted through the exercise date. The net number of shares of Carrier common stock was calculated using $45.75 per share, which was the closing price on February 15, 2022.
2The non-employee director RSUs are distributed in shares of Carrier common stock upon termination of service. The table reflects the number of shares that the director has the right to acquire at any time within 60 days of February 15, 2022, following the director’s separation form the Board. Mr. Faraci, who previously served on the UTC board of directors, received these RSUs in connection with the Separation and they were attributable to that prior service. Carrier does not award such RSUs to its non-employee directors.
3The non-employee director DSUs are converted into Carrier common stock upon termination of service. The table reflects the number of shares that the director has the right to acquire at any time within 60 days of February 15, 2022, following the director’s separation from the Board. Mr. Faraci and Dr. Garnier acquired a portion of the DSUs reflected in the table in connection with the Separation and their prior service on the UTC board of directors.
4This includes shares for which voting and investment power is jointly held by the director or NEO: Mr. Gitlin (306,771 shares) and Mr. Timperman (33,772 shares).
5This reflects as of February 15, 2022, the holdings of the directors and executive officers listed in the company’s 2021 Annual Report on Form 10-K.

2022 Proxy Statement	27

Share Ownership
Principal Shareowners
The following table shows all shareowners known to Carrier to beneficially own more than 5% of the outstanding shares of Carrier common stock as of December 31, 2021.

NAME AND ADDRESS	SHARES	PERCENT OF CLASS
BlackRock, Inc.[1]	58,819,969	6.8%
Capital Research and Management Company[2]	192,100,801	22.3%
The Vanguard Group[3]	91,336,281	10.6%
1A report on Schedule 13G/A, filed February 3, 2022, disclosed that Blackrock, Inc. was the beneficial owner of 58,819,969 shares of common stock as of December 31, 2021. Blackrock, Inc. reported that it held sole voting power with respect to 50,797,985 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 58,819,969 shares and shared dispositive power with respect to zero shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055. All information regarding Blackrock, Inc. is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 3, 2022.
2Represents shares held by the following group of entities associated with Capital Research and Management Company ("CRMC"): Capital World Investors ("CWI"), Capital Research Global Investors ("CRGI") and Capital International Investors ("CII").The principal business address of each of CRMC, CWI, CRGI and CII is 333 South Hope Street, 55th Floor, Los Angeles, California 90071. A report on Schedule 13G, filed February 11, 2022, disclosed that CWI was the beneficial owner of 66,568,066 shares of common stock as of December 31, 2021. CWI reported that it held sole voting power with respect to 66,331,760 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 66,568,066 shares and shared dispositive power with respect to zero shares. A report on Schedule 13G/A, filed February 11, 2022, disclosed that CRGI was the beneficial owner of 69,450,096 shares of common stock as of December 31, 2021. CRGI reported that it held sole voting power with respect to 69,444,734 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 69,450,096 shares and shared dispositive power with respect to zero shares. A report on Schedule 13G, filed February 11, 2022, disclosed that CII was the beneficial owner of 56,082,639 shares of common stock as of December 31, 2021. CII reported in a Schedule 13G filed with the SEC that, as of December 31, 2021, it held sole voting power with respect to 55,492,354 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 56,082,639 shares and shared dispositive power with respect to zero shares. All information regarding CWI, CRGI and CII is based on their respective reports on Schedule 13G or 13G/A, as applicable, filed with the SEC on February 11, 2022.
3A report on Schedule 13G/A, filed February 9, 2022, disclosed that The Vanguard Group was the beneficial owner of 91,336,281 shares of common stock as of December 31, 2021. The Vanguard Group reported that it held sole voting power with respect to zero shares, shared voting power with respect to 1,337,231 shares, sole dispositive power with respect to 87,952,097 shares and shared dispositive power with respect to 3,384,184 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13G, filed with the SEC on February 9, 2022.

28	Carrier Global Corporation

PROPOSAL 2
Advisory Vote to Approve Named Executive Officer Compensation
WHAT AM I VOTING ON?
We are asking our shareowners to approve, on an advisory basis, the compensation of Carrier’s NEOs disclosed in the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and in the related notes and narrative in this Proxy Statement.

Why Should I Vote For This Proposal?
The advisory vote on executive compensation is commonly referred to as the "say-on-pay" vote. While this vote is advisory and therefore not binding on the Board, the outcome of the vote and discussions with investors in the coming year will inform the Compensation Committee’s evaluation of Carrier’s compensation practices and the Committee’s future decisions regarding compensation. We also expect that investor feedback regarding the clarity and transparency of compensation disclosures, if any, will be reflected in future proxy statements to the extent appropriate. This advisory vote is being requested in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC. The next say-on-pay vote will occur at the 2023 Annual Meeting.
The Board and the Compensation Committee believe that Carrier’s executive compensation program has effectively aligned pay with performance, while facilitating the retention of highly talented executives who are critical to our long-term success. Accordingly, the Board recommends that shareowners vote FOR the following resolution:
“RESOLVED, that the compensation of Carrier’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related information provided in this Proxy Statement, is hereby APPROVED on an advisory basis.”

Our Board of Directors recommends a vote FOR this proposal.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) provides important information about Carrier’s executive compensation philosophy and programs for fiscal year 2021. In addition, this CD&A describes compensation decisions made by the Compensation Committee of the Board (sometimes referred to within this CD&A as the “Committee”), which is responsible for overseeing the compensation programs for all executives, including, for 2021, Carrier’s NEOs:

Named Executive Officers (NEOs)	Title
David Gitlin	Chairman & Chief Executive Officer
Patrick Goris	Senior Vice President & Chief Financial Officer
Timothy White[1]	President, Refrigeration
Christopher Nelson	President, HVAC
Jurgen Timperman	President, Fire & Security
1Mr. White joined Carrier in August 2021.
Section I: 2021 Financial Performance Summary2
Our business strategy emphasizes driving solid top- and bottom-line growth. This includes establishing stretch but attainable goals for sales, adjusted operating profit, free cash flow and earnings per share to deliver sustainable shareowner value creation. Carrier’s executive compensation program is designed to motivate NEOs to execute this strategy.
2021 was a significant year for Carrier, as it was our first full year as a publicly traded company. We delivered strong financial results despite continued challenges related to the COVID-19 pandemic, including significant inflationary headwinds and supply chain constraints. We are pleased to report that the company exceeded all key financial, operational, and strategic performance targets in 2021, some of which are used in our performance-based compensation plans:
▪Record sales of $20.6 billion increased 18% compared to 2020, and 15% organically
▪GAAP operating profit of $2.6 billion decreased 14% from 2020 and adjusted operating profit increased 26% to $2.8 billion
▪GAAP EPS was $1.87 and adjusted EPS was $2.26, up 36% year over year
▪Net cash flows from operating activities of $2.2 billion and free cash flow of $1.9 billion, or 114% of net income
▪Double-digit aftermarket revenue growth
▪Portfolio simplification, including the sale of Carrier's Chubb business and the reduction of minority-owned joint-ventures

Financial Highlights — GAAP
Net sales (dollars in billions)	Operating profit (dollars in billions)	Net cash flows from operating activities (dollars in billions)

Financial Highlights — Adjusted
Net sales (dollars in billions)	Adjusted operating profit (dollars in billions)	Free cash flow (dollars in billions)

[2] See Appendix A beginning on page 62 for information regarding non-GAAP measures and a reconciliation of each non-GAAP measure to the most comparable GAAP measure.

30	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Section II: Executive Compensation Philosophy, Guiding Principles, and Governance Practices
Philosophy and Guiding Principles
Carrier’s compensation programs are designed with a focus on long-term, sustained winning through customer commitment and operational excellence. We will drive performance against long-term and short-term financial goals while executing on the company’s strategic vision to create exceptional shareowner value.
Carrier’s guiding principles for executive compensation were established as follows:
▪We create compensation plans that are simple and transparent to employees and shareowners
▪We strive to attract and retain the best and most diverse teams that are motivated through compensation programs that are market competitive
▪We pay for performance and ensure that incentive plans have a clear connection between increasing shareowner value and exceeding customer commitments
▪Compensation programs are clearly aligned to business priorities and shareowner interests, underpinned by a culture strongly tied to the Carrier Code of Ethics and The Carrier Way
Roles and Responsibilities
Carrier uses a collaborative process to make compensation decisions for executives. The table below summarizes the roles and responsibilities of the key participants that are involved in this process:

Key Participants	Primary Roles and Responsibilities Relating to Executive Compensation Decisions
Compensation Committee (Composed of four independent, non-employee Directors who report to the Board)
▪Sets financial, strategic and operational goals and objectives for the company, the business segments and the CEO as they relate to the annual and long-term incentive programs.
▪Assesses company, business segment and NEO performance relative to the pre-established goals and objectives set for the year.
▪Approves CEO pay adjustments based on its assessment of CEO performance and market data.
▪Reviews the CEO’s recommendations for pay changes for Executive Leadership Team ("ELT") members and executive officers, and makes adjustments as appropriate.
▪Evaluates the competitiveness of the compensation packages for the CEO, ELT members and executive officers.
▪Approves all executive compensation program design changes, including incentive plans, severance, change-in-control, stock ownership requirements, perquisites and supplemental benefit arrangements.
▪Reviews risk assessments of Carrier’s compensation plans, policies and practices.
▪Considers shareowner inputs regarding executive compensation decisions and policies.
▪All decisions are subject to review by the other independent directors.

Independent Compensation Consultant* (Pearl Meyer)	▪Provides advice and guidance to the Committee concerning compensation levels and our compensation programs. ▪Reports directly to the Committee.
CEO and Management
▪Consider the performance of each ELT member/executive officer, his or her business segment and/or function, market benchmarks, internal equity and retention risk when determining pay recommendations.
▪Present the Committee with recommendations for each principal element of compensation for NEOs, ELT members and executive officers.
▪Do not have any role in the Committee’s determination of CEO compensation.
▪In consultation with the Independent Compensation Consultant, provide insight on program design and compensation market data to assist the Committee with its decisions.

*   During 2021, the Committee was assisted by Pearl Meyer, who reports directly to the Committee, attended all Compensation Committee meetings and communicated with the Committee Chair between meetings, as necessary. The Committee has reviewed Pearl Meyer’s qualifications, independence and any potential conflicts of interest. Pearl Meyer does not perform other services for or receive other fees from Carrier. The Committee therefore determined that Pearl Meyer qualified as an independent consultant. The Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Governance Practices
The Committee believes Carrier’s executive compensation program reinforces its pay-for-performance culture and includes corporate governance practices that are considered by investors to reflect market “best practice”.

What We Do	What We Do Not Do
Use an independent executive compensation consultant to advise the Committee	Provide excise tax gross-up on severance or change in control payments
Annually review and update the composition of compensation peer group, as appropriate	Permit repricing of stock options, SARs or other equity-based awards without shareowner approval
Emphasize long-term, performance-based compensation and meaningful share ownership guidelines to align executive and shareowner interests	Permit non-employee directors, executives or other employees to engage in short sales or enter into hedging, pledging, puts, calls or other “derivative” transactions with respect to company securities
Maintain a three-year cliff vesting schedule for annual equity awards	Pay dividends on SARs or PSUs during restricted/performance period
Design transparent, formulaic incentive plans to promote short- and long-term business success	Provide single-trigger benefits under change-in-control agreements.
Have “double-trigger” provisions for severance payable in the event of a change in control	Provide excessive perquisites
Have a “clawback” provision in both annual and long-term incentive plans to recover cash and equity incentive payments from executives in certain circumstances
Perform annual compensation risk assessment to ensure program does not encourage excessive risk-taking
Align PSU payouts with stock price performance through a relative Total Shareholder Return (TSR) metric

Compensation Setting Cycle
The Board and Committee generally follow an annual compensation cycle with respect to each new fiscal year as described below. The independent directors of the Board make all final compensation decisions for the CEO, based on the recommendation of the Committee, and the Committee reviews and approves compensation for NEOs, ELT members and other executive officers. Additionally, the Committee approves incentive plan designs, including establishing performance measures, weightings and targets for bonus compensation and PSUs, setting target compensation values, granting equity awards and determining payouts, as well as determining the types and levels of benefits.

Approve January - March	Review April - June	Engage July - September	Evaluate October - December
▪Review CEO Performance ▪Approve annual base pay, annual bonus payouts (prior year) and long-term incentive grants ▪Set target compensation for CEO, ELT and executive officers	▪Evaluate Peer Group ▪Conduct competitive market review	▪Consider compensation program changes ▪Review trends and developments related to compensation design and governance	▪Determine compensation program design changes ▪Establish performance measures, targets and individual performance objectives

32	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Peer Benchmarking and Compensation Peer Group
To maintain a competitive executive compensation program, the Committee believes the target value of each principal element of compensation (i.e., base salary, target bonus and target equity award value) should approximate the market median of the companies that Carrier views as competitors for executive talent. The Committee annually evaluates each compensation element relative to the market for each ELT member’s role and adjusts, as necessary. However, individual compensation may vary from market median benchmarks based on the Committee’s assessment of other factors that it determines to be relevant, including business segment/function and individual performance, job scope, retention risk, internal pay equity and experience in role.
To establish the competitive market rate for each of the principal components of ELT compensation, the Committee selects a group of publicly traded companies referred to as the Compensation Peer Group. The Committee annually reviews the Compensation Peer Group to maintain relevancy and to ensure the availability of data, while seeking to avoid significant changes in the Compensation Peer Group to ensure a level of year-over-year consistency.
2021 Compensation Peer Group Data1, 2

	CARRIER	PERCENTILE	RANKING	2021 Compensation Peer Group
Revenue ($M)	$20,074		12 of 17
				3M Company Cummins Inc. Dover Corporation Eaton Corporation plc Emerson Electric Co. Fortive Corporation Honeywell International Inc. Illinois Tools Works Inc. Johnson Controls International plc	Otis Worldwide Corporation Parker-Hannifin Corporation Stanley Black & Decker, Inc. Rockwell Automation, Inc. TE Connectivity Ltd. Trane Technologies plc Whirlpool Corporation

Market Capitalization ($M)	$48,100		9 of 17

1Revenues are stated in millions for the latest four quarters disclosed as of January 11, 2022. Market capitalizations are stated in millions as of January 11, 2022.
2In June 2021, the Committee reviewed the Compensation Peer Group. In light of the divestiture of the Industrial Technologies segment of Fortive Corporation, the Committee removed Fortive Corporation given it no longer matched the criteria of revenue size. This updated Compensation Peer Group was used for 2022 compensation decisions.
2021 Say on Pay Vote
In 2021, approximately 94% of the advisory votes cast were in favor of the Committee’s 2020 decisions regarding our executive compensation programs. We view this as an endorsement by our shareowners of our compensation program’s philosophy, guiding principles, design and alignment with shareowner interests. Additionally, we routinely engaged with our shareowners in 2021 regarding critical financial and non-financial topics including our ESG-related initiatives. We believe that our focus on shareholder feedback, our ESG commitments and our inclusion of performance-based compensation in 2021 will lead to a similar result in 2022.
Section III: 2021 CEO and NEO Compensation
The compensation program for the CEO and NEOs, and other executives, primarily consists of the following elements:
▪Base salary
▪Annual performance-based cash bonus, and
▪Long-term incentive compensation: for 2021 the LTI compensation was comprised of Stock Appreciation Rights (SARs) and Performance Share Units (PSUs)

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
The overall objective of the compensation program is to encourage and reward the creation of sustainable, long-term shareowner value. The current elements of the executive compensation program directly align the interests of the executives and shareowners, are competitive, motivate achievement of short- and long-term financial goals and strategic objectives, and align realized pay with performance.
Executive Compensation Program Overview
Carrier’s compensation programs are designed to reward strong financial performance that is aligned with long-term, sustainable shareowner value. The largest portion of compensation for the CEO and NEOs is at-risk compensation. Both our annual bonus awards (as described in the table below, the "Annual Bonus") and Long-Term Incentive ("LTI") awards are contingent on company performance relative to key financial metrics and/or multiyear time-based vesting requirements.
In accordance with the principle of aligning pay with performance, the Carrier Board, at the Committee’s recommendation, approved an annualized total target direct compensation package for the CEO, of which 89% is at risk. In addition, in 2021, approximately 81% of total target direct compensation for other NEOs (on average) was at risk. Under the Annual Bonus and LTI plans, compensation is considered to be at risk because it is performance-based (payouts depend on achievement relative to pre-established performance goals), or subject to forfeiture in the case of a decrease in the company share price (even if vesting requirements are met), and is subject to restrictive covenants and clawback provisions.
The following table summarizes the principal components of the 2021 executive compensation program. These elements are intended to promote and reward financial performance through a variety of performance metrics and time horizons.
Executive Compensation Program Principal Components

ELEMENT	FORM OF AWARD	PROGRAM COMPONENTS		2021 TOTAL TARGET DIRECT COMPENSATION MIX [1]
			PERIOD	CEO	OTHER NEOs
BASE SALARY
	Cash	Fixed compensation component payable in cash	One year

ANNUAL BONUS						At-Risk Pay	Performance- Based
	Cash	Variable compensation component payable in cash based on performance against annually established goals and assessment of individual and business segment performance	One year

LONG-TERM INCENTIVES (LTI)
	Stock Appreciation Rights (SARs) 50%	Drive long-term share price appreciation; align the interests of executives with shareholders; serve to retain executive talent	Vest after three years

	Performance Share Units (PSUs) 50%	Encourage focus on long-term shareowner value creation through profitable growth and increase in stock price over time; promote retention through long-term performance achievement and vesting requirements	Vest after three years

CEO 2021	Other NEOs 2021

1For the calculations above, total target direct compensation for 2021 includes annual base salary, the target value of annual bonus compensation and the target value of annual LTI awards but does not include the target value of other special, one-time grants (e.g., sign-on equity awards).

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
2021 Base Salary
To attract and retain talented and qualified executives, we provide competitive base salaries, which we target at the market median. The Committee reviews the CEO’s recommendations for base salary adjustments for the ELT and other executive officers relative to market data for similar roles. The Committee has discretion to modify or approve the CEO’s recommendations, and the CEO has no involvement in the Committee’s determination of his own compensation. Actual salaries may vary from market median based on factors such as job scope and responsibilities, experience in role, tenure, individual performance, retention risk and internal pay equity. In 2021, the committee increased Mr. Gitlin's base salary to $1.3M based on market analysis of similar positions within our peer group and input from its independent compensation consultant to ensure appropriate external alignment.
The table below shows both the 2020 and 2021 annual base salary for each NEO.

NEO	Annual Base Salary as of 12/31/2020	Annual Base Salary as of 12/31/2021
David Gitlin	$1,200,000	$1,300,000
Patrick Goris	$700,000	$715,000
Timothy White[1]	n/a	$600,000
Christopher Nelson	$650,000	$670,000
Jurgen Timperman	$580,000	$600,000
1Mr. White joined Carrier in August 2021.
2021 Annual Bonus
We provide our executive officers the opportunity to earn annual cash incentive compensation under our Annual Bonus Plan. The Committee believes its methodology for determining annual bonus awards accomplishes the following objectives:
▪Establishes challenging but achievable performance goals that are consistent with the Committee’s assessment of opportunities and risks for the upcoming year, as communicated to investors;
▪Sets annual bonus targets for executives that are market competitive; and
▪Allows the Committee to assess both overall company performance and individual performance.
Annual Bonus Targets
The Committee approves Annual Bonus targets based on relevant market data for each NEO’s role including market median levels in context of target total compensation and the scope of the NEOs role. Annual Bonus targets are expressed as a percentage of base salary and generally approximate the Compensation Peer Group median.
The Committee increased the annual target award percentage for Mr. Gitlin from 150% to 160% in 2021 based on market analysis and input from its independent compensation consultant to ensure appropriate external alignment based on the scope of the position. The 2021 annual bonus targets for each NEO are shown below.

NEO	2021 Annual Bonus Target Value (as % of Base Salary)	2021 Annual Bonus Target Value ($)
David Gitlin	160%	$2,080,000
Patrick Goris	100%	$715,000
Timothy White	90%	$540,000
Christopher Nelson	90%	$603,000
Jurgen Timperman	90%	$540,000

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Annual Bonus Performance Metrics and Relative Weighting
Our 2021 Annual Bonus Plan was designed to reward NEOs for delivering top- and bottom-line growth and improving free cash flow ("FCF"), the results of which are used to establish a company performance factor as calculated in the "Annual Bonus 2021 Final Company Performance Factor" table (the "Company Performance Factor"), which establishes the overall pool.

Financial Metric[1]	Definition	Weight	Why Did the Committee Select These Metrics?
Sales	Sales (a GAAP measure) adjusted for the impact of foreign exchange, acquisitions and/or divestitures.	40%
The Committee believes sales performance aligns with the company’s focus on organic growth which can be increased by improving market share, introducing new products and services, entering new markets and pricing effectively.

Adjusted Operating Profit	Operating profit (a GAAP measure), excluding restructuring costs and other significant items of a non-recurring and/or non-operational nature and further adjusted for the impact of foreign exchange, acquisitions and/or divestitures.	40%	The Committee believes that adjusted operating profit is an appropriate operating earnings goal because it measures the effectiveness and efficiency of our core operations.
Free Cash Flow (FCF)	Net cash flows provided by operating activities (a GAAP measure) less capital expenditures and further adjusted for acquisitions, divestitures and related transaction costs.	20%	The Committee believes that FCF performance is a relevant measure of the ability to generate cash to fund operations and key strategic and business investments.
1Performance goals and results are based on non-GAAP financial measures and additional adjustments as approved by the Committee. See Appendix A beginning on page 62 for more details.
For the 2021 Annual Bonus, Mr. Gitlin and Mr. Goris were measured on corporate financial metric goals while Messrs. White, Nelson and Timperman were measured on a combination of 50% corporate financial metric goals and 50% of the respective business segment financial metric goals.

Corporate NEOs	Business Segment NEOs

In addition to the financial metrics, NEOs were assigned strategic, operations, and ESG objectives in 2021 in furtherance of Carrier's 2030 ESG goals. As a part of the individual performance evaluation, NEO's performance against these ESG goals can result in upward or downward adjustments to the NEO's calculated bonus payout determined by the financial metrics.

Base Salary $	x	Annual Bonus Target %	x	Company Performance Factor % (40% Sales, 40% Adjusted Operating Profit, 20% FCF)	x	Individual Performance Factor %	=	Final Annual Bonus Payout $

The bonus award for each executive is calculated by first multiplying each executive’s annual base salary by their Annual Bonus target, multiplied by the applicable Company Performance Factor approved by the Committee (taking into account segment performance results if applicable). These amounts are then aggregated to determine the total funding pool from which the Annual Bonus for all eligible executives will be paid. An individual performance factor is then applied, resulting in an executive’s final bonus payout. Annual Bonus payouts cannot exceed 200% of the annual bonus target value.

36	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Carrier delivered strong 2021 financial results despite continued challenges related to the COVID-19 pandemic, including significant inflationary headwinds and supply chain constraints. Achievement related to the Annual Bonus plan exceeded all key financial performance targets in 2021 with double-digit year over year growth in all three financial metrics.
The financial targets are set in partnership with the Compensation Committee and the Board of Directors and represents the Committee's desire for increases over prior year targets and results. These targets are aligned with shareowner value creation and are intended to be stretch but achievable. The Committee has the authority to reduce the Final Company Performance Factor if it believes measured financial performance does not align with its assessment of overall performance.
Annual Bonus 2021 Final Company Performance Factor

Financial Metric [1]	Weighting	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Achievement	Company Performance Factor

Sales	40%				197%	78.8%

Adjusted Operating Profit	40%				163%	65.2%

Free Cash Flow	20%				200%	40%

		Final Company Performance Factor:				184%
1Performance goals and results are based on non-GAAP financial measures, see Appendix A beginning on page 62 for more details.
Annual Bonus Individual Performance Factor
NEOs begin the year with individual financial, strategic, operational, and ESG objectives. Based on the CEO’s assessment of each NEO’s individual performance, he may recommend that the Committee make an adjustment to increase or decrease the Annual Bonus calculated relative to the executive’s individual performance. The Committee considers these recommendations and makes any adjustments it deems appropriate. Mr. Gitlin has no role in the Committee’s determination of his own Annual Bonus.

Link Between Executive Pay and Performance Against ESG Objectives
In 2021, we introduced an ESG component to the individual performance factor assessment portion of the Annual Bonus.
All our executives, including our NEOs have priorities tied to critical ESG topics such as Sustainability, Safety, Culture, Engagement, and Diversity. Progress toward these goals is considered when determining the individual performance factor of each NEO.

2021 CEO and NEO Annual Bonus Final Payouts
The 2021 Final Company Performance Factor was 184%, which was used to determine the total funded pool from which the Annual Bonuses were paid. The Committee assigned an individual performance factor of 100% for Mr. Gitlin. The CEO, based on his assessment of individual performance, recommended to the Committee performance factors for each of the NEOs.

NEO	2021 Annual Bonus Target Value ($)		Company Performance Factor [1]		Individual Performance Factor		Final Annual Bonus Payout ($)

David Gitlin	$2,080,000		184%		100%		$3,827,200
Patrick Goris	$715,000		184%		100%		$1,315,600
Timothy White	$540,000	X	158%	X	100%	=	$853,200
Christopher Nelson	$603,000		192%		100%		$1,157,760
Jurgen Timperman	$540,000		145%		100%		$783,000
1For the 2021 Annual Bonus, Mr. Gitlin and Mr. Goris were measured on corporate financial metric goals while Messrs. White, Nelson and Timperman were measured on a combination of 50% corporate financial metric goals and 50% segment financial metric goals, and so the amount in this column reflects the combined results.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
2021 Long-Term Incentives
Long-term incentives are intended to align the interests of NEOs with shareowners by linking a meaningful portion of executive compensation to shareowner value creation over a multi-year period. In 2021, two types of LTI instruments were granted to our NEOs: SARs and PSUs.

	Metric	Weighting	Rationale	Features
SARs	--	50%	Stock price appreciation	▪Three-year cliff vesting ▪10-year life ▪Exercise price equal to the closing price of our common stock on the date of grant
PSUs	Earnings Per Share (“EPS”) Compound Annual Growth Rate (“CAGR”)	25%	Stock price appreciation Motivates achievement of long-term business strategy	▪Three-year cliff vesting ▪Subject to performance measured over a three-year period ▪Final earned awards contingent on achievement of 3-year EPS CAGR targets
PSUs	Total Shareholder Return (“TSR”) relative to a subset of the S&P 500 Industrials Index	25%	Stock price appreciation Motivates achievement of long-term business strategy	▪Three-year cliff vesting ▪Subject to performance measured over a three-year period ▪Final earned awards contingent on Carrier’s TSR relative to a subset of the S&P 500 Industrials Index
Stock Appreciation Rights (SARs)
SARs are a regular component of our LTI program. SARs directly align the long-term interests of our executives with those of shareowners and long-term company performance and serve to retain executive talent. SARs provide value to executives only if the price of our common stock increases after the SARs are granted. SARs are granted with an exercise price equal to the closing price of our common stock on the date of grant, generally vest 100% on the third anniversary of the date of grant and expire 10 years from the date of grant.
The number of SARs granted is determined by dividing the targeted U.S. dollar value of SARs by the fair value of one SAR using a binomial lattice option pricing model.
Performance Share Units (PSUs)
The Committee believes PSUs are an integral component of our executive compensation program and no less than 50% percent of an executive’s target LTI award value should be delivered by PSUs. They support the achievement of long-term financial and business goals and promote retention through long-term performance achievement and vesting requirements. The number granted is determined by dividing the target dollar grant value of PSUs by the 20-day average closing price of our common stock prior to the date of grant.
The PSUs paid at the end of the three-year performance period can range from 0% to 200% of the target based upon the achievement of pre-established performance goals. For grants made in 2021, the two performance goals were EPS CAGR and TSR relative to a subset of companies in the S&P 500 Industrials Index.
2021 Annual Long-Term Incentive Target Values for NEOs
The Committee primarily considered the following factors in determining the grant date target value of annual LTI awards granted to each NEO in 2021:
▪Competitive market median levels in the context of target total compensation, which includes base salary, target bonus opportunity and target long-term incentives
▪The scope of responsibility of the NEO relative to the other executives in the LTI program and relative importance of the NEO to the company’s long-term success, and
▪The LTI award recommendations of Mr. Gitlin for NEOs other than himself.
The target values for the SAR and PSU awards differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. The Committee makes equity award decisions based on grant date expected value while the accounting and proxy statement values are determined in accordance with GAAP requirements.

NEO	Target Value of SARs	Target Value of PSUs	Total Target Value 2021 Annual LTI
David Gitlin	$4,500,000	$4,500,000	$9,000,000
Patrick Goris	$1,300,000	$1,300,000	$2,600,000
Timothy White[1]	n/a	n/a	n/a
Christopher Nelson	$1,050,000	$1,050,000	$2,100,000
Jurgen Timperman	$950,000	$950,000	$1,900,000
1Mr. White was not eligible for 2021 annual LTI award given his hire date of August 16, 2021.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Section IV: 2022 Incentives
2022 Annual Bonus Plan
In February 2022, the Compensation Committee established corporate performance criteria that will be used to determine the amount of 2022 incentive compensation awards under the Annual Bonus Plan. The Committee set specific Sales, Adjusted Operating Profit and FCF metrics for the 2022 Annual Bonus Plan. In addition to these quantitative goals, the Committee also may consider other performance factors in determining final awards. These include, but are not limited to, financial, strategic, operational and ESG objectives and progress toward the execution of the company’s growth strategies. The Annual Bonus Plan is capped at 200% payout.
2022 Long-Term Incentives
In February 2022, the Committee also established individual targets and approved grants for the company’s 2022 annual long-term incentive awards. The 2022 annual award opportunities for the NEOs again took the form of 50% SARs and 50% PSUs. For PSUs, 50% of the actual number of PSUs earned will depend upon Carrier’s EPS CAGR and the remaining 50% will depend upon TSR relative to a subset of companies in the S&P 500 Industrial index. Consistent with historical practices, participants can earn 0% to 200% of the target number of PSUs.
Section V: Other Compensation Elements
Retirement and Deferred Compensation Benefits
Carrier maintains compensation and benefit plans, including deferred compensation, retirement plans and supplemental retirement plans. Below are brief descriptions of each retirement and deferred compensation arrangement that Carrier sponsors for its U.S. employees. See the Pension Benefits and the Nonqualified Deferred Compensation sections on pages 48-49 for more details.

Plan	Description
Pension Preservation Plan (“PPP”)
An unfunded, nonqualified defined benefit plan that provides retirement benefits to employees hired prior to January 1, 2010. Participants hired prior to July 1, 2002 accrued benefits using a final average earnings (“FAE”) formula until December 31, 2014, at which time they transitioned to a cash balance benefits formula that was already in effect for participants hired on or after July 1, 2002. Under the cash balance formula, participants earned two types of credits — pay credits and interest credits. Effective December 31, 2019, benefit accruals under this plan were frozen, other than with respect to the continued accrual of interest credits.

Carrier Retirement Savings Plan
A tax-qualified defined contribution plan that permits eligible employees to defer up to 50% of their compensation (22% for highly compensated employees) which consists of base salary plus annual bonus. Non-represented employees, including all NEOs, receive an employer matching contribution equal to 60% of the first 6% of compensation contributed to the plan by the employee. All NEOs are eligible to receive an age-based company automatic contribution (ranging from 3% to 8% of earnings) to their Carrier Retirement Savings Plan account.

Carrier Represented Employee Pension Plan
A tax-qualified defined benefit pension plan for represented employees that is closed to new entrants. Eligible employees receive a pension benefit using benefit formula based on years of service and multiplier negotiated with their respective union. No NEOS are eligible for this plan.

Carrier Savings Restoration Plan (“SRP”)
An unfunded, nonqualified plan that permits eligible employees to defer up to 6% of their compensation to the extent such compensation exceeds the Internal Revenue Code ("IRC") compensation limit applicable to the qualified Carrier Retirement Savings Plan. The plan also provides employer matching contributions at the same rate that would have been provided in the Carrier Retirement Savings Plan, if not for the IRC compensation limits.

Carrier Company Automatic Contribution Excess Plan (“CACEP”)
An unfunded, nonqualified plan providing the age-based company automatic contributions eligible employees would have received under the Carrier Retirement Savings Plan, if not for IRC compensation and contribution limits. The plan also provides missed matching contributions for employees whose contributions to the Carrier Retirement Savings Plan are limited by the IRC contribution limits.

Carrier Deferred Compensation Plan (“DCP”)
An unfunded, nonqualified plan that allows eligible employees to defer up to 50% of base salary and up to 70% of annual bonus compensation. To the extent that the amounts deferred would have been matched if made under the Carrier Retirement Savings Plan or Carrier Savings Restoration Plan, the plan also provides for employer matching contributions at the same rate.

Carrier LTIP PSU Deferral Plan
An unfunded, nonqualified plan that allows eligible employees to defer between 10% and 100% of their vested PSU awards. Upon vesting, the deferred portion of each PSU award is converted into deferred stock units that accrue dividend equivalents.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Perquisites and Other Benefits
While they are a relatively small portion of our executives’ total compensation opportunities, perquisites and other executive benefits contribute to attraction and retention.
The perquisites and other executive benefits we provide are designed to be competitive with market practices. They were reviewed by the Committee in 2020 and 2021 to ensure that they continue to be market competitive and consistent with Carrier’s overall compensation philosophy. For consistency with prevailing market practice, the Executive Leased Vehicle program that was previously provided to all executives, including NEOs, was eliminated in December 2021.
Details about the perquisites and other executive benefits provided to our NEOs are described below:

Perquisites/Benefits [1]	Description
Executive Leased Vehicle
NEOs received an annual allowance toward the cost of a leased vehicle and ancillary vehicle benefits. The value of the allowance varied by NEO. Lease payments above the annual allowance were paid directly by the executive. This benefit was eliminated for all executives, including NEOs, in December 2021.

Executive Physical	NEOs are eligible for a comprehensive annual executive physical.
Financial Planning	NEOs are eligible to receive an annual financial planning benefit.
Life Insurance
NEOs are eligible to participate in the same life insurance program offered to other employees. Mr. Gitlin also has a grandfathered company-funded life insurance coverage up to three times his base salary at age 62 (projected or actual) (the “CEO Life Insurance Policy”).

Long-Term Disability
NEOs are eligible to participate in the same company-funded long-term disability program as other employees, with a basic annual benefit upon disability that is equal to 60% of base salary, and certain buy-up options. Messrs. Gitlin, Nelson and Timperman are also eligible for a grandfathered benefit equal to 80% of base salary plus target bonus compensation.

Personal Aircraft Usage
The CEO is allowed personal use of the corporate aircraft for up to 50 hours per year. The Committee believes this optimizes the efficient use of the CEO’s time. The CEO can approve personal use of corporate aircraft for Board members and other employees.

1See footnote (6) to the Summary Compensation Table beginning on page 44 for more details on these perquisites/benefits.
Employment Agreements, Severance and Change in Control Arrangements
Carrier has not entered into any employment agreements with any of the NEOs. We also do not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any NEOs in the event of a change in control of the company.
Offer Letter to Timothy White
Carrier extended an offer letter to Mr. White, President, Refrigeration, in connection with his commencement of employment on August 16, 2021. The offer letter provides for an annual compensation package consisting of a base salary of $600,000, a target annual bonus award of 90% of base salary and a target 2022 annual equity award opportunity of $1.6 million. The Committee believed that Mr. White was an important addition to our team, and carefully considered the appropriate sign-on incentives to attract top talent with experience leading a complex organization in a tight labor market, recognizing the need for him to relocate, and understanding that he stood to lose significant compensation from his prior employer, including repayment of a prior sign-on bonus. As a result, all of the following cash and equity commitments made to Mr. White in his offer letter were to compensate for lost compensation from his former employer: sign-on equity award valued at $3.5 million, in the form of 50% RSUs and 50% SARs, which vests one-third per year for three years from the award date, subject to his continued employment; cash payments of $500,000 payable in November of 2021 and $700,000 in February of 2022, and an additional amount such that, on an after-tax basis, he would be able to pay a bonus repayment obligation to his prior employer. All of the foregoing cash payments made to Mr. White must be repaid by Mr. White if he voluntarily resigns within two years following each payment date. Mr. White also received standard relocation benefits in connection with his relocation to Palm Beach Gardens, Florida.
Post-Employment Restrictive Covenants
To discourage executives (which includes each of the NEOs) from engaging in activities after termination or retirement that are detrimental to Carrier, such as disclosing proprietary information, soliciting Carrier employees or engaging in competitive activities, the LTI Plan includes clawback provisions that would allow Carrier to clawback LTI awards issued during the three-year period preceding termination or retirement. In addition to these clawback provisions, beginning with LTI awards granted in 2022, as a condition to award acceptance (and regardless of whether the award recipient receives any benefits in connection with the award), the Committee will now require all LTI award recipients to agree to the following post-employment covenants for the protection of the company: (i) confidentiality; (ii) non-competition; (iii) employee and customer non-solicitation; and (iv) non-disparagement.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Clawback Provisions
Carrier’s LTI and Annual Bonus Plans both provide for the clawback, recoupment and/or recovery of awards under certain circumstances. Under the Bonus Plan, Carrier can claw back bonuses if a performance goal is recalculated as a result of the executive’s negligence or misconduct, and the corrected performance goal would have (or likely would have) resulted in a reduced bonus. Under the 2020 LTI Plan, Carrier has the authority to cancel awards, including vested awards, and to recoup any gains realized by participants from previous LTI awards if a participant is terminated for cause including as a result of willful misconduct or negligence that is injurious to the company. Carrier also may claw back LTI awards if the participant violates post-employment non-competition, non-solicitation, or non-disparagement covenants, or if it is discovered within three years that the participant could have been terminated for cause.
Severance Plan
On April 19, 2021, the Committee adopted the Senior Executive Severance Plan (the “Severance Plan”) for its executive leadership team, including each of the NEOs.
The Severance Plan provides for the payment of severance and other benefits upon an involuntary termination of employment other than for Cause, Disability (as such terms are defined in the Severance Plan) or death, which are not considered a qualifying termination under the company’s Change in Control Severance Plan (as described below). Subject to the execution of a release and covenant agreement, which will contain a release of claims, perpetual covenants of confidentiality and non-disparagement and non-competition and non-solicitation covenants that will extend for a period of two years after termination, the Severance Plan provides for the following payments and benefits upon a qualifying termination:
▪A lump-sum payment equal to one-and-a-half times (two times for the company’s Chief Executive Officer) the executive’s annual base salary
▪In the event an executive’s termination of employment occurs during the last fiscal quarter of the annual bonus performance period, a pro-rated bonus for the year of termination, calculated based on target performance for any individual performance goals and actual performance for the full year with respect to all other performance goals
▪Continued healthcare benefits for the executive (and eligible dependents) for up to 12 months at no cost to the executive, and
▪Outplacement services for up to 12 months
The value of the lump-sum payment referenced above will be offset by the value of any RSU award originally granted to the executive in connection with the executive’s appointment as a member of the legacy UTC Executive Leadership Group that vests upon the executive’s termination, as well as by any other severance benefits that the executive is entitled to receive upon termination of employment.
Change in Control Severance Plan
Carrier adopted the Carrier Global Corporation Change in Control Severance Plan (“Change in Control Severance Plan”) which became effective on April 3, 2020. The eligible participants under the Change in Control Severance Plan include the NEOs of Carrier.
Under the Change in Control Severance Plan, a “change in control” generally means the occurrence of any of the following events:
▪Any person becomes the beneficial owner of 20% or more of the combined voting power of Carrier’s outstanding common stock
▪Incumbent directors no longer constitute a majority of the Board
▪A merger or similar event where Carrier shareowners own less than 50% of the voting shares of the new organization, or
▪Shareowners approve a plan of complete liquidation or dissolution of Carrier.
Pursuant to the Change in Control Severance Plan, any NEO who is terminated without cause or resigns for good reason on, or within the two years following, a change in control (as defined in the severance plan) of Carrier, would be entitled to receive (subject to the NEO’s execution of a release of claims in favor of Carrier and agreement to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant):
▪A lump-sum cash severance payment equal to three times (for the CEO) or two times (for the other NEOs) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus
▪A prorated target annual bonus for the year of termination (reduced by any annual bonus payment to which the NEO is entitled for the same period of service)
▪Up to 12 months of healthcare benefit coverage continuation at no premium cost to the officer;
▪Outplacement services for 12 months, and
▪Continued financial planning services for 12 months
The Change in Control Severance Plan provides that, in the event that the payments and benefits to a NEO in connection with a change in control of Carrier, whether pursuant to the Severance Plan or otherwise, would be subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the IRC, then the officer will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the NEO.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CD&A
Section VI: Other Compensation Policies and Practices
Share Ownership Requirements
To further encourage the alignment of management and shareowner interests, the Board has adopted the following share ownership requirements for non-employee directors, the CEO, the CFO, Presidents of Carrier's business units ("Segment Presidents"), the Chief Human Resources Officer ("CHRO") and the Chief Legal Officer ("CLO"):

6x	5x	4x	3x
base salary for CEO	annual cash retainer for non-employee directors	base salary for CFO and Segment Presidents	base salary for CHRO and CLO
Under these requirements, non-employee directors are required to own shares of Carrier common stock, including DSUs, that are equal in value to at least five times the then applicable base annual cash retainer within five years of joining the Board. Similarly, each of the CEO, the CFO, Segment Presidents, the CHRO and the CLO is required to own shares of Carrier common stock, including RSUs and DSUs but excluding stock options, SARs and unvested PSUs, that are equal in value to at least the applicable multiple of their then applicable base salary within five years of attaining that position. Non-employee directors and the above-named officers who do not meet the foregoing share ownership requirements within the applicable five-year period will not be permitted to sell shares of Carrier common stock until satisfying these requirements. Each of the non-employee directors and the foregoing executive officers currently comply with their respective ownership requirements or are on track to meet them within the five-year period.
No Short Sales, Pledging or Hedging of Carrier Securities and No Option Repricing
Carrier does not allow its directors, officers or executives to enter into short sales of Carrier common stock. Similarly, directors and executive officers may not pledge or assign an interest in Carrier common stock or other equity interests as collateral for a loan. Additionally, transactions in put options, call options or other derivative securities that have the effect of hedging the value of Carrier securities also are prohibited, whether or not those securities were granted to or held, directly or indirectly, by the director, officer or employee. Carrier’s LTI plan prohibits repricing of underwater stock options and SARs without shareowner approval.
Tax Deductibility of Incentive Compensation
For 2021, IRC section 162(m) limited Carrier’s deduction to $1 million for annual compensation paid to covered employees, as defined in section 162(m).
The Committee believes that the company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the IRC.
Risk Assessment
In 2021, the Committee and management, with the assistance of Pearl Meyer, conducted a review of Carrier’s compensation strategies, plans, programs, policies and practices, including executive compensation, major broad-based compensation programs and sales compensation. The goal of this review was to assess whether any of Carrier’s compensation strategies, plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excess risks that were reasonably likely to have a material adverse impact on Carrier.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Report of the Compensation Committee
The review included compensation strategy and philosophy, annual and LTI design, sales compensation, severance benefits (both absent a change in control of Carrier and following a change in control of Carrier), corporate governance, compensation policies and practices such as clawback provisions, executive share ownership requirements, and prohibition on short sales, pledging and hedging of Carrier securities. Based on the review, management and the Committee concluded that Carrier’s compensation strategies, plans, programs, policies and practices did not pose material risk due to a variety of mitigating factors. These factors included:

Rigorous Share Ownership Requirements
We maintain significant share ownership requirements for our NEOs and directors. These requirements are intended to reduce risk by aligning the economic interests of executives and directors with those of our shareowners. A significant stake in future performance discourages the pursuit of short-term opportunities that can create excessive risk. See page 42 for more information.

Prohibition on Short Sales, Pledging and Hedging of Carrier Securities
We prohibit our directors, officers and employees from entering into transactions involving short sales of our securities. Further, directors and executive officers are prohibited from pledging or assigning an interest in Carrier stock, stock options or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of Carrier securities also are prohibited, whether or not those securities were granted to or held, directly or indirectly, by a director, officer or employee.

Clawback Provision in both Annual and Long-Term Incentive Plan and Post- Employment Covenants
We reserve the right to clawback, recoup, and/or recover both annual and long-term incentive and bonus awards from all of our executives in certain circumstances (see page 41 for more details). These provisions allow Carrier to clawback compensation in a number of circumstances, including post-employment activities detrimental to Carrier, such as disclosing proprietary information, soliciting Carrier employees or engaging in competitive activities.

Report of the Compensation Committee
The Compensation Committee establishes and oversees the design and function of Carrier’s executive compensation program. We have reviewed and discussed the foregoing CD&A with the management of the company and have recommended to the Board that the CD&A be included in Carrier’s Proxy Statement for the 2022 Annual Meeting.
Compensation Committee
John J. Greisch, Chair
Jean-Pierre Garnier
Charles M. Holley, Jr.
Michael A. Todman

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables
Compensation Tables
Summary Compensation Table

NAME AND POSITION	YEAR	SALARY ($)	BONUS ($)[1]	STOCK AWARDS ($)[2]	OPTION AWARDS ($)[3]	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)[4]	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)[5]	ALL OTHER COMPENSATION ($)[6]	TOTAL ($)
David Gitlin Chairman & Chief Executive Officer	2021	1,275,000	—	4,708,211	4,359,119	3,827,200	—	723,285	14,892,815
	2020	958,333	—	5,803,499	5,194,412	2,070,000	302,617	1,112,090	15,440,951
	2019	966,667	—	2,150,799	2,066,540	1,200,000	969,211	386,063	7,739,280
Patrick Goris Senior Vice President & Chief Financial Officer	2021	711,250	—	1,496,298	1,385,258	1,315,600	—	257,120	5,165,526
	2020	87,500	1,000,000	2,000,132	2,000,926	—	—	41,053	5,129,611
Timothy White[7] President, Refrigeration	2021	225,000	500,000	1,791,985	1,790,859	853,200	—	775,799	5,936,843

Christopher Nelson President, HVAC	2021	665,000	—	1,208,429	1,118,849	1,157,760	—	212,431	4,362,469
	2020	563,333	—	1,730,133	1,491,206	737,100	84,192	162,235	4,768,199
	2019	593,750	—	2,346,684	2,202,364	350,000	205,153	98,531	5,796,482
Jurgen Timperman President, Fire & Security	2021	595,000	—	1,093,488	1,012,325	783,000	—	155,501	3,639,314
	2020	475,833	—	1,470,255	1,292,051	657,720	—	122,876	4,018,735
	2019	492,500	—	2,052,859	1,927,504	300,000	—	271,144	5,044,007
1Bonus. For Mr. White, the amount shown for 2021 includes a cash sign-on bonus of $500,000 paid in the fourth quarter of 2021 to offset compensation forfeited from his former employer, which must be repaid if he voluntarily resigns within two years of the payment date. See the “Non-Equity Incentive Plan Compensation” column for performance bonuses paid for the applicable fiscal year.
2Stock Awards. Grant date fair value of the PSUs and RSUs granted during 2021, calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The grant date fair values shown for PSU awards granted in 2021 to our named executive officers assume target-level performance. If the PSU awards are valued at two times the target number of shares (the maximum potential payout), then for fiscal 2021 the stock award amount would increase by $4,708,211, $1,496,298, $1,208,429 and $1,093,488 for Messrs. Gitlin, Goris, Nelson and Timperman, respectively. For additional information on awards made in fiscal 2021, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-end Table. The assumptions made in calculating the fair value of the PSUs granted on February 4, 2021 are set forth in Note 14: Stock-Based Compensation to the Consolidated Financial Statements set forth in Carrier’s 2021 Annual Report on Form 10-K.
3Option Awards. Grant date fair value of SARs granted during 2021, calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures. The assumptions made in the valuation of the SARs are set forth in Note 14: Stock-Based Compensation to the Consolidated Financial Statements set forth in Carrier’s 2021 Annual Report on Form 10-K.
4Non-Equity Incentive Plan Compensation. Amounts earned under the 2021 Annual Bonus Plan, based on the achievement of corporate, segment and individual performance objectives. See “Compensation Discussion and Analysis – Section III: 2021 CEO and NEO Compensation – 2021 Annual Bonus” for additional detail regarding the Annual Bonus Plan. Both fiscal 2020 and 2019 annual bonus information was previously reported in the “Bonus” column. Prior amounts have been moved to the "Non-Equity Incentive Plan Compensation" column to be consistent with reporting guidelines and for comparison purposes.
5Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the change, if any, in the year-over-year actuarial present value of each NEO’s accrued benefit under Carrier’s Pension Preservation Plan. Actuarial value computations are based on the assumptions disclosed under "Pension Benefits" below. This year there was a net reduction in actuarial value for Mr. Gitlin and Mr. Nelson because the discount rate used to determine the present value of these benefits increased from 2.25% in 2020 to 2.50% in 2021. In accordance with SEC rules, no amount is reported for the NEOs with a negative value. The total year-over-year decrease in pension benefits for Mr. Gitlin was -$632 and for Mr. Nelson was -$5,149. Carrier’s DCP does not provide above-market rates of return.
6All Other Compensation. The 2021 amounts in this column consist of the following items:

NAME	PERSONAL USE OF CORPORATE AIRCRAFT ($)[a]	LEASED VEHICLE ($)[b]	INSURANCE PREMIUMS ($)[c]	COMPANY CONTRIBUTIONS TO 401(K) PLANS ($)[d]	COMPANY CONTRIBUTIONS TO NON-QUALIFIED RETIREMENT PLANS ($)[e]	EXECUTIVE PHYSICAL ($)[f]	RELOCATION BENEFITS ($)[g]	FINANCIAL PLANNING ($)[h]	TAX PREPARATION/ REIMBURSEMENT PAYMENTS ($)[i]	HEALTH BENEFITS ($)[j]	MISCELLA- NEOUS ($)[k]	TOTAL ($)

D. Gitlin	64,475	28,807	115,692	23,200	286,340		150,000	16,000	—	28,495	10,276	723,285
P. Goris	—	—	—	14,541	24,578	4,500	175,105	15,000	—	22,208	1,188	257,120
T. White	—	—	—	17,550	—		74,149	6,049	260,740	21,930	395,381	775,799
C. Nelson	—	26,796	—	32,594	110,054		—	16,000	—	22,099	4,888	212,431
J. Timperman	—	21,707	—	24,940	66,076		—	8,976	7,935	21,930	3,937	155,501
aIncremental variable operating costs incurred for personal air travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees, additional crew lodging and meal allowances and catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes (approximately 93% in 2021), capital and other fixed expenditures are not treated as an incremental cost. Where two or more NEOs traveled for personal reasons on the same flight, the incremental operating costs are proportionately split among the NEOs. Where a NEO experienced personal travel during a trip that was classified as primarily business in nature, the incremental mileage and operating costs incurred as a result of the personal travel were allocated to the NEO. The Carrier Board of Directors authorized Mr. Gitlin to use up to 50 hours of personal time on the corporate aircraft of which 14.3 were utilized.

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables
bAnnual costs incurred by Carrier in connection with a leased vehicle provided to the NEO. As mentioned previously in the "Compensation Discussion and Analysis" section of the Proxy Statement, for consistency with market practice, this benefit has been eliminated.
cPremiums paid on behalf of Mr. Gitlin under the CEO Life Insurance Policy. Under this plan, Carrier pays the premiums on a cash value life insurance contract owned by the CEO. Life insurance benefits equal up to three times the CEO’s actual or projected base salary at age 62. Once vested, at age 55, Carrier funds the policy to maintain coverage following retirement.
dDollar value of company matching and age-based company automatic contributions made into the Carrier Retirement Savings Plan.
eDollar value of company contributions to the Carrier Savings Restoration Plan (“SRP”) and the Carrier Automatic Contribution Excess Plan (“CACEP”). Under the SRP, participants are credited with a benefit equal to the company matching contribution that the NEO did not receive under the Carrier Retirement Savings Plan due to Internal Revenue Code limits. The CACEP provides an additional age-based company automatic contribution for compensation earned over Internal Revenue Code limits.
fRepresents cost of annual executive physical covered by the company.
gRepresents relocation assistance to Palm Beach Gardens, Florida, including the final amount due on Mr. Gitlin's 2020 move. Costs shown above include closing costs, movement of household goods, temporary living accommodations (if needed while searching for a home), and other standard move costs and incentives commensurate with their levels; and reimbursement for taxes on imputed income associated with the relocation-related benefits provided to Messrs. Goris ($56,097) and White ($28,354).
hCosts associated with a financial planning benefit available to NEOs provided by a third party.
iFor Mr. White costs associated with a one-time tax gross-up of a cash payment pursuant to his offer letter described above with respect to the payment described in note (k) below, provided that this amount is subject to repayment by Mr. White in full if he voluntarily resigns within two years following the payment date or in part in the event his prior employer refunds a portion of the amount to him for tax reasons; for Mr. Timperman, costs associated with tax preparation by a third party.
jCosts incurred by the company associated with broad-based company-covered healthcare benefits. In addition, certain NEOs are eligible for grandfathered long-term disability benefits described on page 40; however, because no cost is incurred unless the NEO actually becomes disabled, no amount is reflected in this column.
kIn the conversion of UTC LTI awards at the Separation, any fractional shares were rounded down. In accordance with the Employee Matters Agreement, dated as of April 2, 2020, among the company, UTC and Otis Worldwide Corporation (“Otis”), which is filed as Exhibit 10.3 to the company’s current report on Form 8-K filed with the SEC on April 3, 2020 (the “Employee Matters Agreement”), an equivalent cash payment was made to Messrs. Gitlin ($6,750), Nelson ($3,719) and Timperman ($2,899). For Mr. Gitlin, this amount also includes a credit ($2,184) of opt-out of the company’s basic life insurance and costs to the company ($1,342) related to Board gifts and spouse travel. For Messrs. Goris, Nelson and Timperman, the costs to the company related to Board gifts and spouse travel in the amount of $1,038, $1,169 and $1,038, respectively. For Mr. White, this amount includes a one-time cash payment ($394,053) pursuant to his offer letter to cover reimbursement of a prior sign-on bonus paid to him by his former employer (which amount is subject to repayment by Mr. White in full if he voluntarily resigns within two years of the payment date or in part to the extent his prior employer refunds a portion of the amount to him for tax reasons) and cost to the company ($1,328) related to Board gifts and spouse travel.
7Mr. White joined Carrier in August 2021.
Grants of Plan-Based Awards Table

	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)[4]	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)[5]	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)[6]	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)[7]
GRANT DATE[1]	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

D. Gitlin
—	208,000	2,080,000	4,160,000	—	—	—	—	—	—	—
2/4/2021	—	—	—	14,209	113,670	227,340	—	—	—	4,708,211
2/4/2021	—	—	—	—	—	—	—	440,315	38.33	4,359,119

P. Goris
—	71,500	715,000	1,430,000	—	—	—	—	—	—	—
2/4/2021	—	—	—	4,516	36,125	72,250	—	—	—	1,496,298
2/4/2021	—	—	—	—	—	—	—	139,925	38.33	1,385,258

T. White
—	54,000	540,000	1,080,000	—	—	—	—	—	—	—
9/1/2021	—	—	—	—	—	—	30,955	—	—	1,791,985
9/1/2021[8]	—	—	—	—	—	—	—	127,645	$57.89	1,790,859

C. Nelson
—	60,300	603,000	1,206,000	—	—	—	—	—	—	—
2/4/2021	—	—	—	3,647	29,175	58,350	—	—	—	1,208,429
2/4/2021	—	—	—	—	—	—	—	113,015	38.33	1,118,849

J. Timperman
—	54,000	540,000	1,080,000	—	—	—	—	—	—	—
2/4/2021	—	—	—	3,300	26,400	52,800	—	—	—	1,093,488
2/4/2021	—	—	—	—	—	—	—	102,255	38.33	1,012,325

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Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables
1The Committee approved the 2021 annual long-term incentive awards at its regularly scheduled meeting on February 4, 2021, effective immediately. Mr. White’s awards were granted in connection with his hiring and were approved by the Committee to be effective on September 1, 2021 (following his commencement of employment).
2Represents the 2021 annual bonus established for each NEO under the Annual Bonus Plan, which is an incentive program designed to reward achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the “Compensation Discussion and Analysis – Section III: 2021 CEO and NEO Compensation – 2021 Annual Bonus”.
3Number of PSUs granted under the Long-Term Incentive Plan, which vest based on performance relative to three-year EPS growth (weighted at 50%) and a three-year relative TSR goal (weighted at 50%). The number of shares that were possible to earn at the time of grant ranged from 0% to a maximum of 200% of the target number of PSUs. If the company’s three-year TSR is negative, the payout for the TSR portion of the award is capped at 100% regardless of the company’s relative TSR performance versus the companies within a subset of the S&P 500 Industrials Index. Each PSU corresponds to one share of the Carrier common stock. Unvested PSUs do not accrue dividend equivalents. Vested PSUs are settled in unrestricted shares of Carrier common stock at the end of the performance period following the Committee’s review and approval of performance achievement levels. See the “Compensation Discussion and Analysis - Section III: 2021 CEO and NEO Compensation – 2021 Long-Term Incentives” for more information.
4In connection with his hire, Mr. White received an RSU award on September 1, 2021. This award vests one third per year for three years from the grant date, subject to continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control table. RSUs earn dividend equivalents during the vesting period that are reinvested as additional RSUs each time Carrier pays a dividend to shareowners. The reinvested RSUs vest on the same date as the underlying RSUs.
5SARs vest and become exercisable three years from the grant date, subject to the NEO’s continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control table.
6The SAR exercise price equals the closing price of Carrier common stock on the grant date.
7Grant date fair value of awards granted in 2021, with vesting assumed at 100% of target for performance-based awards. Values are calculated in accordance with FASB ASC Topic 718, but excluding the effect of estimated forfeitures.
8In connection with his hire, Mr. White received a SAR award on September 1, 2021. This award vests one third per year for three years from the grant date, subject to continued service with the company, except in certain limited circumstances described in the footnotes to the Potential Payments on Termination or Change in Control Table.
Outstanding Equity Awards at Fiscal Year-End Table
This table reflects awards that relate to Carrier shares. Upon the Separation that occurred on April 3, 2020, vested UTC SARs were converted into vested SARs of Carrier, Raytheon (“RTX”) and Otis that remain exercisable until the expiration of their term, regardless of continued employment with Carrier. The number of RTX and Otis SARs held by NEOs as a result of the Separation was reported in the proxy for the 2021 Annual Meeting (reporting 2020 compensation) for informational purposes because the Separation occurred during 2020, but are not included here because they do not relate to Carrier service or Carrier stock.

OPTION AWARDS						STOCK AWARDS
NAME / GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)[1]	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)[2]		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)[3]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)[4]	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)[5]

D. Gitlin
02/04/2021	—	440,315	[6]	38.33	02/03/2031	—		—	227,340	12,330,922
05/14/2020	—	331,000	[7]	16.55	05/13/2030	90,417	[7]	4,904,218	—	—
05/14/2020	—	330,400	[8]	16.55	05/13/2030	—		—	184,960	10,032,230
02/04/2020	—	544,370	[9]	25.58	02/03/2030	96,481	[9]	5,233,129	—	—
02/05/2019	—	607,182	[10]	20.19	02/04/2029	133,556	[10]	7,244,077	—	—
01/02/2018	320,042	—		21.43	01/01/2028	—		—	—	—
01/03/2017	46,819	—		18.53	01/02/2027	—		—	—	—
01/04/2016	67,250	—		15.98	01/03/2026	—		—	—	—
01/02/2015	39,158	—		19.24	01/01/2025	—		—	—	—
11/12/2013	—	—		—	—	98,416	[11]	5,338,084	—	—

P. Goris
02/04/2021	—	139,925	[6]	38.33	02/03/2031	—		—	72,250	3,918,840
12/01/2020	60,966	121,934	[12]	37.60	11/30/2030	35,830	[12]	1,943,419	—	—

T. White
09/01/2021	—	127,645	[13]	57.89	08/31/2031	31,020	[13]	1,682,525	—	—

C. Nelson
02/04/2021	—	113,015	[6]	38.33	02/03/2031	—		—	58,350	3,164,904
05/14/2020	—	165,200	[8]	16.55	05/13/2030	—		—	92,480	5,016,115
02/04/2020	—	185,445	[9]	25.58	02/03/2030	32,824	[9]	1,780,374	—	—
06/14/2019	—	396,014	[14]	20.95	06/13/2029	73,956	[14]	4,011,373	—	—
02/05/2019	—	236,292	[10]	20.19	02/04/2029	50,403	[10]	2,733,859	—	—
01/02/2018	125,624	—		21.43	01/01/2028	—		—	—	—
01/03/2017	17,876	—		18.53	01/02/2027	—		—	—	—
06/01/2015	—	—		—	—	58,115	[11]	3,152,158

46	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables

OPTION AWARDS						STOCK AWARDS
NAME / GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)[1]	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)[2]		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)[3]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)[4]	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)[5]

J. Timperman
02/04/2021	—	102,255	[6]	38.33	02/03/2031	—		—	52,800	2,863,872
05/14/2020	—	165,200	[8]	16.55	05/13/2030	—		—	92,480	5,016,115
02/04/2020	—	134,597	[9]	25.58	02/03/2030	25,054	[9]	1,358,929	—	—
06/14/2019	—	396,014	[14]	20.95	06/13/2029	73,956	[14]	4,011,373	—	—
02/05/2019	—	155,534	[10]	20.19	02/04/2029	34,301	[10]	1,860,486	—	—
01/02/2018	34,397	—		21.43	01/01/2028	—		—	—	—
10/16/2017	—	—		—	—	54,659	[11]	2,964,704	—	—
01/03/2017	2,724	—		18.53	01/02/2027	—		—	—	—

1The exercise price of each SAR is equal to the closing price on the NYSE of Carrier common stock on the grant date. For SARs granted prior to April 3, 2020, exercise prices shown were adjusted upon the Separation by using the conversion methodology detailed in the Employee Matters Agreement.
2Reflects RSUs, including dividend equivalents reinvested as additional RSUs each time Carrier pays a dividend to shareowners during the vesting period for eligible awards. The reinvested RSUs vest on the same date as the underlying RSUs. For RSUs granted prior to April 3, 2020, the number of RSUs was adjusted upon the Separation by using the conversion methodology detailed in the Employee Matters Agreement. The 2019 PSUs that were converted to RSUs upon the Separation are not eligible for dividend equivalents.
3Calculated by multiplying the number of unvested RSUs by $54.24, the NYSE closing price of Carrier common stock on the last trading day of 2021.
4PSUs that are subject to vesting contingent on company performance relative to pre-established performance goals measured over a three-year period and the NEO’s continued service, except in certain limited circumstances as detailed in footnotes to the Potential Payments on Termination or Change in Control Table. The three-year performance period for Founder's Grant awards granted on May 14, 2020 scheduled to vest on May 14, 2023 is May 2020 through May 2023. The three-year performance period for awards granted on February 4, 2021 scheduled to vest on February 4, 2024 is January 1, 2021 through December 31, 2023. The number of shares shown assumes maximum-level performance, based on vesting estimates as of December 31, 2021.
5Calculated by multiplying the number of unvested PSUs by $54.24, the NYSE closing price of Carrier common stock on the last trading day of 2021.
6SARs scheduled to vest on February 4, 2024, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
7Additional annual SAR and RSU awards granted to Mr. Gitlin which will vest May 14, 2023, subject to continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
8SARs granted as part of the Founder’s Grant scheduled to vest on May 14, 2023, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
9SARs and RSUs scheduled to vest on February 4, 2023, subject to the NEO’s continued service, except in certain limited circumstances as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
10SARs and RSUs, including the 2019 UTC PSUs that converted to Carrier RSUs upon Separation that vested on February 5, 2022.
11One time legacy RSU grant, which will vest in the event of a mutually agreeable separation following three years of grant date, upon death, disability or qualified termination following a change in control.
12SAR and RSU awards granted to Mr. Goris in connection with his hire, which will vest one-third per year on the anniversary of the grant date, subject to continued service or earlier as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
13SAR and RSU awards granted to Mr. White in connection with his hire, which will vest one-third per year on the anniversary of the grant date, subject to continued service or earlier as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
14Special Retention SAR and RSU awards granted to Mr. Nelson and Mr. Timperman, which will vest June 14, 2022, subject to continued service or earlier as described in the footnotes to the Potential Payments on Termination or Change in Control Table.
Option Exercises and Stock Vested Table
This table reflects transactions that relate to Carrier equity only.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)[1]	VALUE REALIZED ON EXERCISE ($)[2]	NUMBER OF SHARES ACQUIRED ON VESTING (#)[3]	VALUE REALIZED ON VESTING ($)[4]

D. Gitlin	—	—	163,081	6,158,926
P. Goris	—	—	17,908	959,869
T. White	—	—	—	—
C. Nelson	—	—	166,254	7,192,520
J. Timperman	37,121	1,288,970	66,752	2,976,847
1SARs exercised during fiscal 2021.
2Calculated by multiplying the number of shares acquired on exercise by the difference between the market price of Carrier common stock on the exercise date and the exercise price of the SAR.

2022 Proxy Statement	47

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables
3RSUs that vested in 2021, including shares settled to cover FICA taxes due during the year as a result of the NEOs meeting retirement eligible status under the LTI Plan.
4Calculated by multiplying the number of vested RSUs by the market price of Carrier common stock on the vesting date.

Pension Benefits
Overview of Pension Plan
Carrier inherited a frozen executive non-qualified pension plan upon Separation from UTC/RTX on April 3, 2020. Participants earn interest credits only.
For more information regarding Carrier’s non-qualified pension plans, please refer to the section "Retirement and Deferred Compensation Benefits" beginning on page 39.
Distribution Options
Plan participants may elect the following distribution options:

PLAN	FAE BENEFIT FORMULA	CASH BALANCE BENEFIT FORMULA

Pension Preservation Plan	▪Lump-sum[1] payment	▪Lump-sum payment
	▪Annuity payments	▪Annuity payments
	▪Two- to 10-year annual installments	▪Two- to 10-year annual installments
NEO Election	▪Mr. Gitlin: Lump-sum payment	▪Mr. Gitlin: Lump-sum payment
▪Mr. Nelson[2]: Lump-sum payment
1Uses a discount rate equal to the Barclay’s Capital Municipal Bond Index averaged over five years (currently 1.670%). Note that this rate uses the November 30, 2021 yield in the average, which is consistent with ASC 715-30 year-end 2021 disclosure reporting. Actual lump sums paid in 2022 will be based on a PPP lump sum rate of 1.668% which uses the Barclay’s Capital Municipal Bond Index as of December 31, 2021. This non-taxable investment index is intended to yield an after-tax income stream on the net after-tax proceeds reinvested in tax-free bonds that are comparable to a more tax efficient annuity distribution.
2Mr. Nelson was hired after 2001 and therefore his benefit under the PPP is only determined under the cash balance formula.
Vesting and Retirement
Under Carrier’s PPP, vesting requires three years of service. The normal retirement age under both the FAE and the Cash Balance benefit formulas is 65, but the FAE formula also provides full retirement benefits at age 62 for a participant who retires with at least 10 years of service. Early retirement benefits also are available under the FAE formula beginning at age 55 with at least 10 years of service, reduced by 0.2% for each month by which retirement precedes age 62. The value of the Cash Balance account is not impacted by an employee’s age at retirement. As of December 31, 2021, none of the NEOs were eligible for early retirement under the FAE formula.

NAME	PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)[1]	PAYMENTS DURING LAST FISCAL YEAR ($)
D. Gitlin[4]	Pension Preservation Plan	22	2,259,433	—
P. Goris[2]	Pension Preservation Plan	—	—	—
T. White[2]	Pension Preservation Plan	—	—	—
C. Nelson[3,4]	Pension Preservation Plan	16	522,819	—
J. Timperman[2]	Pension Preservation Plan	—	—	—
1The following assumptions were used to determine the present value of the accumulated pension benefit: (i) the NEOs are assumed to retire at age 62 for the final average earnings benefit and age 65 for the cash balance benefit, which are the earliest dates at which the NEOs can retire without a reduction of benefits due to age; (ii) projected lump-sum payments under the PPP final average earnings benefit are calculated using 1.670% for 2022 retirements and grading up to an ultimate long-term interest rate of 4.0% (for retirements in 2026 and later years). There are no additional service credits for accrual purposes under the PPP. This table does not include our former parent company Employee Retirement Plan, which remained with UTC/RTX and has no relation to Carrier service following the Separation, except that under the Employee Matters Agreement, for a 2-year period following the Separation, participants in such plan (including Messrs. Gitlin and Nelson) will have their years of service at Carrier recognized for purposes of eligibility for early retirement (the “Rule of 65” benefits and the “Rule of 100” benefits) thereunder, but are not eligible to receive additional service credits (and/or years of service) for accrual purposes thereunder.
2Messrs. Goris and White were hired by Carrier after January 1, 2010, and therefore do not participate in the PPP. Mr. Timperman transitioned to a U.S.-based employee after January 1, 2010 and therefore does not participate in the PPP.
3Mr. Nelson was hired after July 1, 2002 and therefore, his entire pension benefit is determined based on the cash balance formula.
4The estimated lump-sum value of the nonqualified portion of the retirement benefits accrued under the PPP is $3,041,590 and $442,317 for Messrs. Gitlin and Nelson, respectively, assuming retirement or termination on December 31, 2021, payable as of such date or attainment of age 55 (if later) assuming payment following December 31, 2021, on a lump-sum basis.

48	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - Compensation Tables
Nonqualified Deferred Compensation Table
Carrier offers NEOs the opportunity to participate in the nonqualified deferred compensation programs described on page 39.

NAME	PLAN[1]	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)[2]	REGISTRANT CONTRIBUTIONS IN LAST FY ($)[3]	AGGREGATE EARNINGS IN LAST FY ($)[4]	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AS OF DECEMBER 31, 2021 ($)[5]

D. Gitlin	Savings Restoration Plan	64,500	38,700	591,759	—	2,536,974
	Automatic Contribution Excess Plan	—	247,640	60,938	—	500,362
P. Goris	Automatic Contribution Excess Plan	—	24,578	1,743	—	26,322
T. White	Savings Restoration Plan	—	—	—	—	—
	Automatic Contribution Excess Plan	—	—	—	—	—
C. Nelson	Savings Restoration Plan	33,400	20,040	436,116	—	1,637,450
	Automatic Contribution Excess Plan	—	90,014	17,992	—	169,112
J. Timperman	Savings Restoration Plan	29,900	17,940	51,613	—	296,752
	Automatic Contribution Excess Plan	—	48,136	1,016	—	135,816
1NEOs are eligible to participate in various deferred compensation plans as detailed above.
2Amounts shown in this column are included in the Salary and Bonus columns of the Summary Compensation Table on page 44.
3Amounts shown in this column are included in the All Other Compensation column of the Summary Compensation Table on page 44.
4Amounts shown reflect hypothetical investment returns to accounts based on fixed income, bond and equity indices selected by the participant.
5The sum of contributions (both by the NEO and Carrier) and credited earnings on those deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: $828,767 (Mr. Gitlin); $191,437 (Mr. Nelson); and $89,425 (Mr. Timperman).
Potential Payments on Termination or Change in Control Table
The table below estimates the value of payments and benefits that each NEO would have been entitled to receive had employment terminated on December 31, 2021, under various hypothetical circumstances. Under Carrier’s programs, benefit eligibility and the value of benefits a NEO may receive vary depending on the reason for termination and whether the NEO is eligible for retirement at that time. The equity amounts reflect the applicable unvested portion that would become vested as a result of the identified termination event.
Carrier does not provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any NEOs in the event of a change in control of the company. Please see the Pension Benefits and Nonqualified Deferred Compensation Table sections above for information regarding the amount and form of benefits that will be paid out in the event of a termination under the PPP, and if applicable the DCP.
Carrier offers NEOs the opportunity to participate in the nonqualified deferred compensation programs described on page 39.

TERMINATION REASON	D. GITLIN	P. GORIS	T. WHITE	C. NELSON	J. TIMPERMAN

Voluntary Termination
Cash Payment	$0	$0	$0	$0	$0
Equity[1,2]	$66,133,005	$0	$0	$17,874,829	$0
Total due to Termination	$66,133,005	$0	$0	$17,874,829	$0
Involuntary Termination (not for cause)
Cash Payment[3]	$0	$1,787,500	$1,440,000	$0	$0
Benefit Continuation and Other Programs[4]	$53,709	$46,711	$47,968	$47,254	$43,102
Equity[1,5]	$71,471,089	$0	$0	$21,026,987	$13,255,170
Total due to Termination	$71,524,798	$1,834,211	$1,487,968	$21,074,241	$13,298,272
Death or Disability[6]
Cash Payment[7]	$2,080,000	$715,000	$540,000	$603,000	$540,000
CEO Life Insurance[8]	$7,000,000	$0	$0	$0	$0
Equity[1,9,10]	$102,110,853	$8,158,028	$1,682,525	$50,336,632	$44,325,539
Total due to Termination	$111,190,853	$8,873,028	$2,222,525	$50,939,632	$44,865,539
Termination Following a Change in control[11]
Cash Payment[12]	$12,220,000	$3,575,000	$2,820,000	$3,149,000	$2,820,000
Benefit Continuation and Other Programs[13]	$53,709	$46,711	$47,968	$47,254	$43,102
Equity[1,14]	$107,126,968	$8,158,028	$1,682,525	$52,844,690	$46,833,597
Total due to Termination	$119,400,677	$11,779,739	$4,550,493	$56,040,944	$49,696,699
1Equity awards are valued based on the closing price of Carrier common stock on the NYSE on the last trading day of 2021 ($54.24). For SARs, that value is based on the difference between the closing price and the exercise price (as long as that value is positive) multiplied by the number of SARs. For the 2021 PSU portion of the

2022 Proxy Statement	49

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation - CEO Pay Ratio
annual grant, values shown reflect target performance as of December 31, 2021. For the 2020 PSU portion of the Founder's Grant, values shown reflect maximum performance as of December 31, 2021.
2In the event of voluntary termination, SAR and RSU awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year will vest only after attaining qualifying retirement under the LTI Plan (defined as either: (i) age 65; (ii) age 55 plus 10 years of service; or (iii) “Rule of 65” — age 50 to 54 plus years of service add up to 65 or more). For NEOs who have attained qualifying retirement status, PSUs granted under Carrier’s annual LTI Plan that are outstanding for more than one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved and PSUs that were converted to RSUs upon the Separation will remain eligible to vest on the third anniversary of the grant date. Messrs. Gitlin and Nelson have satisfied a qualifying retirement condition. For non-retirement eligible NEOs, all unvested awards are cancelled, and vested SARs may be exercised up to 90 days following separation. Special out-of-cycle awards (SARs, RSUs and PSUs) and one-time RSU awards do not have retirement eligibility treatment and, therefore, forfeit upon voluntary termination.
3In the event of a qualifying involuntary termination (not for cause), the Senior Executive Severance Plan provides cash severance based on the NEO’s annual base salary in effect at the time of termination in the amount of (i) two times annual base salary for the CEO, and (ii) one and one-half times annual base salary for all other NEOs. The Senior Executive Severance Plan also provides for a pro-rated payout of the NEO’s target annual bonus based on the number of days worked in the fiscal year up until the date of termination. Messrs. Gitlin, Nelson, and Timperman would receive a cash severance payment if the value of their one-time RSU awards is less than what the cash severance payment would be under the Senior Executive Severance Plan, reduced by the value of the one-time RSU award at termination.
4In the event of an involuntary termination not for cause, the Senior Executive Severance Plan provides for the continuation of medical benefits and financial planning services for 12 months following the termination. The Senior Executive Severance Plan also provides for 12 months of outplacement services for each NEO.
5In the event of involuntary termination (not for cause), for NEOs who have attained qualifying retirement status, SAR and RSU awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year will vest. PSUs granted under Carrier’s annual LTI Plan that are outstanding for more than one year will remain eligible to vest at the completion of the performance period to the extent performance targets are achieved and PSUs that were converted to RSUs upon the Separation will remain eligible to vest on the third anniversary of the grant date. For NEOs who have not yet qualified for retirement, but have awards granted under Carrier’s annual LTI Plan that are outstanding for more than one year, a pro-rata portion of SARs and RSUs will vest. A pro-rata portion of annual PSU awards will remain eligible to vest at the completion of the performance period to the extent performance goals are achieved and PSUs that converted to RSUs upon the Separation will remain eligible to vest on the third anniversary of the grant date. Special out-of-cycle awards (SAR, RSU, and PSU) and one-time RSU awards do not have retirement eligibility treatment and, therefore, forfeit upon involuntary termination (not for cause). One-time RSUs will vest in the case of mutually agreeable separation following three years of service from the date of grant. As of December 31, 2021, Messrs. Gitlin, Nelson, and Timperman have met the service condition.
6Messrs. Gitlin, Nelson and Timperman are also eligible for a grandfathered long-term disability benefit equal to 80% of their base salary plus target bonus compensation as part of the Legacy UTC Compensation Arrangement.
7The NEO in the event of disability, or in the event of the NEO’s death, the estate of the NEO, would be eligible to receive a pro-rated payout of the annual bonus at target.
8In the event of the death of our CEO, Mr. Gitlin, the CEO Life Insurance Policy provides a death benefit the beneficiary would be paid assuming the insured’s death occurs at the end of the policy year.
9In the event of a termination due to death, the LTI Plan provides for the accelerated vesting of all outstanding equity awards as of the date of death (including awards outstanding for less than one-year, special out-of-cycle and one-time RSU awards). For the PSU portion of awards, values shown reflect target performance as of December 31, 2021.
10In the event of a termination due to disability, the LTI Plan provides that no outstanding awards will be forfeited (including awards outstanding for less than one year and one-time awards). Awards granted by UTC prior to January 1, 2019 will continue to vest in accordance with their terms that applied prior to the Separation. Awards granted by after January 1, 2019 will continue to vest on the earlier of (i) the vesting date specified in the schedule of terms; or (ii) 29 months following the date the NEO incurs the disability. For the PSU portion of awards, values shown reflect target performance as of December 31, 2021.
11In the event the payments would be subject to the golden parachute excise tax under IRC Section 280G, the Change in Control Severance Plan provides that the NEO will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the NEO. Given the uncertainty of these calculations, this table does not reflect the impact of the better net after-tax calculation.
12In the event of a qualifying termination following a change in control, the Change in Control Severance Plan provides cash severance based on the NEO’s annual base salary and target annual bonus in effect at the time of termination in the amount of (i) three times annual base salary plus target annual bonus for the CEO, and (ii) two times annual base salary plus target annual bonus for all other NEOs. The Change in Control Severance Plan also provides for a pro-rated payout of the NEO’s target annual bonus based on the number of days worked in the fiscal year up until the date of termination.
13In the event of a qualifying termination following a change in control, the Change in Control Severance Plan provides for the continuation of medical benefits and financial planning services for 12 months following the termination. The Change in Control Severance Plan also provides for 12 months of outplacement services for each NEO.
14In the event of a qualifying termination following a change in control, the LTI Plan provides for the accelerated vesting of all outstanding equity awards (including awards outstanding for less than one year and one-time awards). PSUs granted under the LTI Plan vest at the greater of target or actual performance. For the 2021 PSU portion of the annual grant, values shown reflect target performance as of December 31, 2021. For the 2020 PSU portion of the Founder's Grant, values shown reflect maximum performance as of December 31, 2021.

50	Carrier Global Corporation

Proposal 2: Advisory Vote to Approve NEO Compensation - CEO Pay Ratio
CEO Pay Ratio
Background
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO. The following section explains the methodology that we used, in accordance with the SEC rules, to identify the median employee and to calculate the 2021 ratio.
How We Identified the Median Employee
As permitted under SEC rules, Carrier used the same median employee that it used in its disclosure for fiscal year 2020 since during the company’s last completed fiscal year (2021) there has been no material change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure.
Carrier used the following parameters for fiscal year 2020 to identify the employee whose pay was at the median of all Carrier employees globally.
Consistently Applied Compensation Measure
The compensation measure we used to identify the median employee was gross cash compensation paid to employees from October 1, 2019 to September 30, 2020. Gross cash compensation varies by country and is based on local pay practices, but generally includes:
▪Base salary (including any local allowances)
▪Incentive pay (including cash bonuses, sales incentives and other variable pay programs)
▪Any other cash awards or payments1
Employees Included
For the purposes of identifying the median employee, we included all active Carrier employees (excluding the CEO) on October 1, 2020, located in 40 countries in which Carrier has operations. Carrier’s employee population in these 40 countries represents approximately 95% of active employees on that date. As of October 1, 2020, Carrier’s global population consisted of approximately 56,000 regular workers at Carrier of which 11,583 were U.S. based.
Employees Excluded
We excluded 2,912 employees from nine countries under the SEC’s de minimis exemption2.
Methodology and Material Assumptions
Annualized pay. Pay was annualized for employees who worked a partial year between October 1, 2019 and September 30, 2020. Partial-year employees include mid-year hires, employees on paid or unpaid leave, and employees on active military duty.
Foreign exchange rates. Foreign currencies were converted into U.S. dollars as of October 1, 2020, based on the average daily spot rates during September 2020.
1In some countries, due to differences in payroll systems and local laws and regulations, gains realized on the vesting and/or exercise of equity awards, as well as company contributions to government-sponsored benefit plans, may be included
2The countries and approximate number of Carrier employees excluded from the calculation are as follows: Argentina (8), Brazil (301), Hungary (411), Kuwait (97), Malaysia (403), Poland (1,175), Russia (19), Thailand (415), and Vietnam (83).
Calculating the Ratio
Summary Compensation Table Values
2021 total compensation was calculated for the CEO and the median employee for the full year using the same methodology required by the SEC for reporting in the Summary Compensation Table (see page 44). For the CEO and the median employee, the Summary Compensation Table values include employee fringe benefits, such as company contributions to healthcare and retirement plans.
Results
The 2021 total annual compensation value for Mr. Gitlin was $14,892,815 and for Carrier’s global median employee was $66,377, resulting in a ratio of 224:1.
Comparing Carrier’s Ratio to Other Companies
This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. Because applicable SEC rules permit various methodologies, assumptions and exclusions, our CEO pay ratio may not be comparable to ratios calculated and disclosed by other companies.

2022 Proxy Statement	51

AUDIT MATTERS
Report of the Audit Committee
The Audit Committee assists the Board in its oversight responsibilities relating to: the integrity of Carrier’s financial statements; the independence, qualifications and performance of Carrier’s internal and external auditors; the company’s compliance with its policies and procedures, internal controls, code of business conduct and ethics for directors, officers and employees (“Our Code of Ethics”), and applicable laws and regulations; policies and procedures with respect to risk assessment and management; and such other responsibilities as delegated by the Board from time to time. The Audit Committee’s specific responsibilities and duties are set forth in the Audit Committee Charter, which is available on the company’s website (see page 7).
Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal accounting controls. PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm and the company’s independent auditor, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles in the United States (“GAAP”) and on the effectiveness of the company's internal control over financial reporting.
In performing its oversight responsibilities, the Committee has reviewed and discussed with management and the independent auditor the company’s audited financial statements for the year ended December 31, 2021, as well as the representations of management and the independent auditor's opinion thereon regarding the company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with PwC and Carrier’s internal auditors the overall scope and plans for their respective audits. The Committee met with PwC and the internal auditors, with and without management present, to discuss the results of their examinations, the evaluation of Carrier's internal controls, management's representations regarding internal control over financial reporting and the overall quality of Carrier’s financial reporting.
The Committee has discussed with PwC the matters required by the Public Company Accounting and Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. It also has discussed with PwC its independence from Carrier and its management, including the written disclosures and letter from PwC required by the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, as approved by the SEC. The Committee has concluded that PwC’s provision of non-audit services as described in the table on page 53 is compatible with PwC’s independence.
PwC represented to the Committee that Carrier’s audited financial statements were fairly presented in accordance with GAAP. Based on the reviews and discussions referred to above, the Committee has recommended to the Board that the audited financial statements be included in Carrier’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC. The Committee recommended to the Board, and the Board approved, the appointment of the firm of PwC as Carrier’s independent auditor for 2022.
Audit Committee
Charles M. Holley, Jr. Chair
Michael M. McNamara
Michael A. Todman
Virginia M. Wilson

52	Carrier Global Corporation

PROPOSAL 3
Ratify Appointment of Independent Auditor for 2022
As required by our Bylaws, we are asking shareowners to vote on a proposal to ratify the appointment of a firm of independent registered public accountants to serve as Carrier’s independent auditor until the next annual meeting. PwC, an independent registered public accounting firm, served as Carrier’s independent auditor in 2021, and the Audit Committee has appointed, and the Board has approved, the firm to serve again as Carrier’s independent auditor for 2022 until the next Annual Meeting in 2023, subject to shareowner ratification.

Frequently Asked Questions About the Auditor
How Is the Auditor Reviewed by the Company?
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the company’s independent auditor. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence, and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm to serve in that capacity.
Is the Audit Partner Rotated?
In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years a partner may provide service to our company. For lead and concurring audit partners, the maximum number of consecutive years of service in that role is five. The selection process for the lead audit partner pursuant to this rotation policy would include a meeting between the Chair of the Audit Committee and the candidate as well as consideration of the candidate by the full Committee and with management.
Will the Auditor Participate in the Annual Meeting?
Representatives of PwC will attend the 2022 Annual Meeting. They will be available to respond to appropriate shareowner questions and will have the opportunity to make a statement if they desire to do so.
What Happens if Shareowners Do Not Ratify the Appointment of PwC?
The vote is an advisory vote, and, therefore, it is not binding. The Board, however, would reconsider the appointment if the proposal is rejected by shareowners.
What Were the Auditor’s Fees in 2021 and 2020?

(IN THOUSANDS)	AUDIT($)	AUDIT-RELATED($)	TAX($)	ALL OTHER FEES($)	TOTAL($)
2020	16,724	1,834	2,011	5	20,574
2021	19,338	377	5,500	60	25,275
Audit Fees. Fees in 2021 and 2020 include fees for the audit of Carrier’s consolidated annual financial statements, the review of interim financial statements in Carrier’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. Fees in 2021 also include fees for the audit of the effectiveness of Carrier's internal control over financial reporting. Audit fees for statutory audits were $6.4 million in 2021 and $6.9 million in 2020, respectively.
Audit-Related Fees. Fees in 2021 and 2020 include audit-related fees for employee benefit plan audits, advice regarding the application of generally accepted accounting principles for proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments, and pre-implementation reviews of processes or systems.

2022 Proxy Statement	53

Proposal 3: Ratify Appointment of Independent Auditor for 2022
Tax Fees. In 2021, tax fees included approximately $1.0 million for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $4.5 million for tax consulting and advisory services. In 2020, tax fees included approximately $0.5 million for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $1.5 million for tax consulting and advisory services.
All Other Fees. In both 2021 and 2020, all other fees primarily consisted of accounting research software.
How Does the Committee Monitor and Control Non-Audit Services?
The Audit Committee has adopted procedures requiring its review and approval in advance of all non-audit services provided by the company’s independent auditor. All of the engagements and fees for 2021 and 2020 were approved by the Committee. The Committee reviews with PwC whether the non-audit services to be provided are compatible with maintaining the firm’s independence. The Board also has adopted the policy that in any year fees paid to the independent auditor for non-audit services shall not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the tax fees and all other fee categories.
Why Should I Vote For This Proposal?
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interest of the company and our shareowners.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the company’s independent auditor for 2022.

54	Carrier Global Corporation

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

YOUR VOTE is important
Why Am I Being Provided with These Proxy Materials?
We are providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at our 2022 Annual Meeting of Shareowners and at any postponed or reconvened meeting.

When and Where Is the Annual Meeting?
We will hold our Annual Meeting on April 14, 2022, at 8 a.m. Eastern time. In light of the COVID-19 pandemic, the Annual Meeting will be held in a virtual format to protect the health of our shareowners, directors and employees.
The virtual meeting website is www.virtualshareholdermeeting.com/CARR2022.
How May I Attend the Meeting?
You will be able to attend the meeting virtually, but not in person. Because of the ongoing COVID-19 pandemic, we have adopted the virtual format to provide a safe experience for all attendees. If you owned shares of Carrier common stock at the close of business on February 22, 2022, which is referred to as the “record date,” you may participate from any geographic location with internet connectivity through a live audio webcast at www.virtualshareholdermeeting.com/CARR2022. Once on that website you will need to log in using the control number on your proxy card, voting instruction form or notice regarding the availability of proxy materials. You may log into the meeting’s website beginning at 7:45 a.m. Eastern time on April 14, 2022.
How Can I Participate During the Meeting?
The virtual Annual Meeting will allow our shareowners of record to participate from any geographic location with internet connectivity. In structuring the format of the meeting, our goal has been to enhance rather than constrain shareowner participation. To this end, shareowners will have an opportunity to vote and submit questions in writing online before and during the Annual Meeting through the www.virtualshareholdermeeting.com/CARR2022 website, which can be accessed by following the instructions above (see "How May I Attend the Meeting?").
During the meeting, we will answer questions relevant to meeting matters that comply with the meeting’s procedures, which also will be available on the website. We believe that shareowner participation opportunities will be reasonably comparable to those that would be available at an in-person meeting. If you have an individual concern that is not of general concern to all shareowners, or if a question posed was not otherwise answered, please contact Carrier Investor Relations at investorrelations@carrier.com or 1-561-365-2020.
Who Can Vote During the Meeting?
All shareowners are entitled to vote before or during the Annual Meeting if they owned shares of Carrier common stock on the record date. Please see "How Do I Vote?" on page 56 for more information about voting before or during the meeting.
Does the Company Have a Policy Requiring That Directors Attend Annual Meetings?
The company does not have a written policy requiring that directors attend the Annual Meeting, but directors are encouraged to do so unless there is an unavoidable scheduling conflict. This year, while the company is not hosting an in-person meeting, directors are similarly encouraged to participate unless they have a conflict. Seven of our eight directors at the time attended the 2021 Annual Meeting, which was held virtually; the eighth director was unable to attend due to technical difficulties.
What is the Quorum Requirement for the Annual Meeting?
Under the company’s Bylaws, a quorum is required to transact business at the Annual Meeting. The owners of a majority of the outstanding shares of Carrier common stock as of the record date, present either in person or by proxy and entitled to vote, will constitute a quorum. As of the record date, 853,006,593 shares of Carrier common stock were issued and outstanding.

2022 Proxy Statement	55

Frequently Asked Questions About the Annual Meeting
How Do I Vote?
Registered Shareowners

BY THE INTERNET
Before the meeting you can vote online at: www.proxyvote.com.
VOTE BY TELEPHONE
In the United States or Canada, you can vote by using any touch-tone telephone and calling the phone number shown on your voting materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern time on April 13, 2022.
To authenticate your internet or telephone vote, you will need to enter your voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction card.

VOTE BY MAIL
You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form, and return it in the prepaid envelope we have provided or in an envelope addressed to:
Vote Processing
c/o Broadridge Financial Solutions
51 Mercedes Way
Edgewood, NY 11717
Please allow sufficient time for the delivery of your proxy card if you vote by mail.
VOTE DURING THE ANNUAL MEETING
During the meeting go to www.virtualshareholdermeeting.com/CARR2022 and log in using your voter control number. See page 55 for more information about the virtual meeting.
If you have already voted online, by telephone or by mail, then your vote during the Annual Meeting will supersede your earlier vote.

Beneficial Shareowners
If you own shares in street name through an account with a bank, brokerage firm or other intermediary, then your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.

56	Carrier Global Corporation

Frequently Asked Questions About the Annual Meeting
Changing Your Vote
If you are a registered shareowner:

▪If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy
▪If you mailed a signed proxy card, mail a new proxy card with a later date, which will override your earlier proxy card

▪Write to the Carrier Corporate Secretary (see page 59 for contact information) providing your name and account information, but allow sufficient time for delivery
▪Vote during the virtual Annual Meeting

If you are a beneficial shareowner, ask your bank, brokerage firm or other intermediary about how to revoke or change your voting instructions.
How Will My Shares Be Voted?
Each share of Carrier common stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the internet, the proxy holders – who are the individuals identified on your proxy card – will have the discretion to vote your shares on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. Shareowners are not permitted to vote for a greater number of persons for election as directors than the number of nominees named in this Proxy Statement.
If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the internet but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is permitted under NYSE rules to vote your shares in its discretion only on Proposal 3 (Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall voting results is shown in the table below.
How Do Voting Abstentions and Broker Non-Votes Affect the Voting Results?

MATTER	VOTE REQUIRED FOR APPROVAL	IMPACT OF ABSTENTIONS	IMPACT OF BROKER NON-VOTES
Election of Directors	Votes FOR a nominee must exceed 50% of the votes cast.	Not counted as votes cast. No impact on outcome.	Not counted as votes cast. No impact on outcome.
Advisory Vote to Approve Named Executive Officer Compensation	Votes FOR the proposal must exceed votes AGAINST it.	Counted toward quorum. Impact is same as a vote AGAINST.	Not counted as votes cast. No impact on outcome.
Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022	Votes FOR the proposal must be a majority of votes present.	Counted toward quorum. Impact is the same as a vote AGAINST.	Not applicable for reason explained above.

2022 Proxy Statement	57

Frequently Asked Questions About the Annual Meeting
What Happens if a Director in an Uncontested Election Receives More Votes “Against” Than “For” His or Her Election?
In an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes cast “Against” than votes “For” his or her election must, under Carrier’s Corporate Governance Principles, promptly tender his or her resignation to the Chair of the Governance Committee following certification of the shareowner vote. The Governance Committee must promptly make a recommendation to the Board about whether to accept or reject the tendered resignation. The director who tendered a resignation may not participate in the Committee’s recommendation or the Board’s consideration.
Under our Corporate Governance Principles, the Board must act on the Governance Committee’s recommendation no later than 90 days after the date of the shareowners’ meeting. Regardless of whether the Board accepts or rejects the resignation, Carrier must promptly file a Report on Form 8-K with the SEC that explains the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
If a director’s resignation is accepted, the Governance Committee also will recommend to the Board whether to fill the vacancy or to reduce the size of the Board. Under Carrier’s Bylaws, a vacancy arising in these circumstances may be filled, at the discretion of the Board, by a majority vote of the directors or at a special meeting of shareowners called by the Board.
Who Counts the Votes?
Broadridge Financial Solutions (“Broadridge”), an independent entity, will tabulate the votes. A representative of Broadridge will act as the independent Inspector of Election for the Annual Meeting and in this capacity will supervise the voting and certify the results.
Broadridge has been instructed to keep the vote of each shareowner confidential, and the vote may not be disclosed, except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.
How May the Company Solicit My Proxy?
Employees of Carrier may solicit proxies on behalf of the Board by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. Carrier will bear the cost of soliciting proxies and will reimburse banks, brokerage firms and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareowners. Carrier has retained Innisfree M&A Incorporated to assist in soliciting proxies for a fee of $25,000 plus expenses.
Why Did I Receive a Notice of Internet Availability?
To conserve natural resources and reduce costs, we are sending most shareowners a Notice of Internet Availability of Proxy Materials (“Notice”), as permitted by SEC rules. The Notice explains how you can access Carrier’s proxy materials on the internet and, if you prefer, how to obtain printed copies. The Notice also explains how you can choose print delivery of proxy materials for future annual meetings.
How Can I Receive My Proxy Materials Electronically?
To conserve natural resources and reduce costs, we encourage shareowners to access their proxy materials electronically. If you are a registered shareowner, you can sign up at www.computershare-na.com/green to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access Carrier’s Annual Report and Proxy Statement and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.
If you are a beneficial shareowner, you may obtain electronic access to proxy materials by contacting your bank, brokerage firm or other intermediary, or by contacting Broadridge at http://enroll.icsdelivery.com/carrier.
What Materials Are Mailed to Me When I Share the Same Address as Another Carrier Shareowner?
If you share an address with one or more other Carrier shareowners, you may have received only a single copy of the Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs.
If you are a registered shareowner and you prefer to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, please contact Computershare at 1-866-507-8028. Written requests may be sent to Computershare Trust Company, N.A., 462 South 4th Street, Suite 1600, Louisville KY 40202. If you are a beneficial shareowner, please contact your bank, brokerage firm or other intermediary to make your request. There is no charge for separate copies.

58	Carrier Global Corporation

Frequently Asked Questions About the Annual Meeting
Will Any Other Business be Presented at the Annual Meeting?
As of the date of this Proxy Statement, the Board knows of no other matter that will be properly presented for shareowner action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareowners properly comes before the Annual Meeting, then the individuals acting under the proxies solicited by the Board will have the discretion to vote on those matters for you.
How Do I Submit Proposals and Nominations for the 2023 Annual Meeting?
Shareowner Proposals Included in the Proxy Statement
To submit a shareowner proposal to be considered for inclusion in Carrier’s Proxy Statement for the 2023 Annual Meeting under SEC Rule 14a-8, you must send the proposal to our Corporate Secretary. The Corporate Secretary must receive the proposal in writing by November 1, 2022.
Shareowner Proposals Introduced at the 2023 Annual Meeting
To introduce a proposal for vote at the 2023 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), Carrier’s Bylaws require that the shareowner send advance written notice to the Carrier Corporate Secretary for receipt no earlier than December 15, 2022, and no later than January 14, 2023. This notice must include the information specified by Section 1.9 of the Bylaws, a copy of which is available on our website (see page 7).
Director Nominations at the 2023 Annual Meeting
Carrier’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2023 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.16 of the Bylaws) must send advance written notice to the Carrier Corporate Secretary for receipt no earlier than December 15, 2022, and no later than January 14, 2023. This notice must include the information, documents and agreements specified by Section 1.9 of the Bylaws, a copy of which is available on our website (see page 7).
Director Nominations by Proxy Access
Carrier’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in Carrier’s proxy materials for the 2023 Annual Meeting pursuant to the “proxy access” provisions of Section 1.16 of our Bylaws must send advance written notice to the Carrier Corporate Secretary for receipt no earlier than October 2, 2022, and no later than November 1, 2022. This notice must include the information, documents and agreements specified by Section 1.16 of the Bylaws, a copy of which is available on our website (see page 7).
How Do I Contact the Corporate Secretary’s Office?
Shareowners may contact Carrier’s Corporate Secretary’s Office in one of the three methods shown below:

WRITE A LETTER	SEND AN EMAIL	CALL

Carrier Corporate Secretary Carrier Global Corporation 13995 Pasteur Boulevard Palm Beach Gardens, FL 33418	corpsec@carrier.com	1-561-365-2335

Our Bylaws and other governance documents are available under the Corporate Responsibility section of the company’s website (see page 7).

2022 Proxy Statement	59

OTHER IMPORTANT INFORMATION
Cautionary Note Concerning Factors That May Affect Future Results
This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance or the Separation. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Carrier, the estimated costs associated with the Separation, Carrier’s plans with respect to our indebtedness, statements with respect to current and future implications of corporate responsibility and sustainability topics and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.
In addition, our 2021 Annual Report on Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See the Notes to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K under the heading “Note 23 – Commitments and Contingent Liabilities,” the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Results of Operations,” “Liquidity and Financial Condition,” and “Critical Accounting Estimates,” and the section entitled “Risk Factors.” Our 2021 Annual Report on Form 10-K also includes important information as to these factors in the “Business” section under the headings “General,” “Other Matters Relating to Our Business as a Whole,” and in the “Legal Proceedings” section. Any forward-looking statement speaks only as of the date on which it is made, and Carrier assumes no obligation to update or revise any such statement, whether as a result of new information, future events or otherwise, except as required by applicable law..
Corporate Governance Information, Our Code of Ethics and How to Contact the Board
Carrier’s Corporate Governance Principles (and related documents), the charters for each committee, our Code of Ethics, and excerpts from our Corporate Policy Manual are available on Carrier’s website provided on page 7. Printed copies will be provided, without charge, to any shareowner upon a request addressed to the Corporate Secretary through the contact information provided on page 59.
Our Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers.
Shareowners and other interested persons may send communications to the Board, the Lead Independent Director or one or more independent directors by: (i) using the contact information provided on the Corporate Responsibility section of Carrier’s website (see page 7); (ii) letter addressed to the Carrier Corporate Secretary (see page 59 for contact information); or (iii) using Carrier’s Anonymous Reporting program (contact information is available on Carrier's website provided on page 7). Communications relating to Carrier’s accounting, internal controls, auditing matters or business practices will be reviewed by the Chief Compliance Officer and reported to the Audit Committee pursuant to Carrier’s Corporate Governance Principles. All other communications will be reviewed by the Corporate Secretary and reported to the Board, as appropriate, pursuant to our Corporate Governance Principles.
Transactions With Related Persons
Carrier has a written policy, which is available on our website (see page 7), for the review of transactions with related persons. The Related Person Transactions Policy requires review, approval or ratification of transactions in which Carrier is a participant and in which a Carrier director, executive officer, a beneficial owner of more than 5% of Carrier’s outstanding shares or an immediate family member of any of the foregoing persons has a direct or indirect material interest. Any such transaction must be reported for review by the Corporate Secretary who will, in consultation with the company’s Chief Compliance Officer, assess whether the transaction is a transaction with a related person, as that term is defined under Carrier’s policy. Following this review, the Board’s Governance Committee will then determine whether the transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of Carrier and its shareowners. In making this determination, the Governance Committee takes into consideration, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available in transactions with unaffiliated third parties under the same or similar circumstances and the extent of the related person’s interest in the transaction.

60	Carrier Global Corporation

Other Important Information
Each director and executive officer completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and Carrier other than those previously disclosed to the company. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.
Carrier’s policy generally permits the employment of relatives of related persons possessing the requisite skills and qualifications consistent with Carrier’s policies and practices for employing a non-related person in similar circumstances, provided the employment is approved by the Senior Vice President & Chief Human Resources Officer and the Chief Compliance Officer.
William M. Sullivan, an employee of the company, is the son-in-law of John V. Faraci, a Carrier Director. In 2021, Mr. Sullivan received approximately $250,207 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels. Mr. Sullivan's offer of employment was reviewed and approved by the Governance Committee in December 2020 in accordance with Carrier's Related Person Transactions Policy, which is available on our website listed on page 7.
From time to time, Carrier purchases services in the ordinary course of business from financial institutions that beneficially own more than 5% of our common stock. In 2021, Carrier paid the following to such institutions for services related to certain employee benefit plans: (1) BlackRock, Inc. (approximately $540,900); and (2) State Street Corporation (approximately $276,000).
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports with the SEC indicating their holdings of, and transactions in, Carrier common stock. Based upon a review of these reports, and upon written representations from our directors and executive officers, we believe that in 2021 all reports were timely filed with the SEC.
Incorporation by Reference
In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 14 — Stock-Based Compensation, to the Consolidated Financial Statements in Carrier’s 2021 Annual Report on Form 10-K filed on February 8, 2022; these are the only portions of such filings that are incorporated by reference in this Proxy Statement.
Company Names, Trademarks and Trade Names
Carrier Global Corporation and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are all either the registered or unregistered trademarks or trade names of Carrier Global Corporation and its subsidiaries. Names, abbreviations of names, logos and products and service designators of other companies and organizations are either the registered or unregistered trademarks or trade names of their respective owners. As used herein, the terms “we,” “us,” “our,” “the company” or “Carrier,” unless the context otherwise requires, mean Carrier Global Corporation and its subsidiaries.

2022 Proxy Statement	61

APPENDIX A: RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES
Reconciliation of Reported GAAP to Adjusted Operating Profit & Operating Margin

(UNAUDITED)
(DOLLARS IN MILLIONS - INCOME (EXPENSE)	FOR THE YEAR ENDED DECEMBER 31, 2021	FOR THE YEAR ENDED DECEMBER 31, 2020
HVAC
Net sales	$11,390	$9,478

Operating profit	$1,738	$2,462
Restructuring	(33)	(7)
Impairment charge on minority owned joint venture investment	—	(71)
Gain on sale of interest in joint venture	—	1,123
Charge resulting from litigation matter	—	(11)
Separation costs	—	(2)
Acquisition and other related costs	(5)	—
Adjusted operating profit	$1,776	$1,430
Adjusted operating margin	15.6%	15.1%

Refrigeration
Net sales	$4,127	$3,333

Operating profit	$476	$357
Restructuring	(25)	(12)
Separation costs	—	(6)
Adjusted operating profit	$501	$375
Adjusted operating margin	12.1%	11.3%

Fire & Security
Net sales	$5,515	$4,985

Operating profit	$662	$584
Restructuring	(26)	(28)
Separation costs	—	(16)
Chubb transaction costs	(42)	—
Adjusted operating profit	$730	$628
Adjusted operating margin	13.2%	12.6%

General Corporate Expenses and Eliminations and Other
Net sales	($419)	($340)

Operating profit	($231)	($320)
Restructuring	(5)	(2)
Separation costs	(20)	(117)
Chubb transaction costs	(1)	—
Acquisition and other related costs	(2)	—
Adjusted operating profit	($203)	($201)

62	Carrier Global Corporation

Appendix A: Reconciliation of GAAP Measures to Corresponding Non-GAAP Measures

(UNAUDITED)
(DOLLARS IN MILLIONS - INCOME (EXPENSE)	FOR THE YEAR ENDED DECEMBER 31, 2021	FOR THE YEAR ENDED DECEMBER 31, 2020
Carrier
Net sales	$20,613	$17,456

Operating profit	$2,645	$3,083
Total restructuring costs	(89)	(49)
Total non-recurring and non-operational items	(70)	900
Adjusted operating profit	$2,804	$2,232
Adjusted operating margin	13.6%	12.8%

Reconciliation of GAAP to Adjusted Net Income, Earnings Per Share and Effective Tax Rate

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2021				FOR THE YEAR ENDED DECEMBER 31, 2020
(DOLLARS IN MILLIONS - INCOME (EXPENSE), EXCEPT PER SHARE AMOUNTS	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Net sales	$20,613	$—		$20,613	$17,456	$—		$17,456

Operating profit	2,645	159	a	2,804	3,083	(851)	a	2,232
Operating margin	12.8%			13.6%	17.7%			12.8%

Income from operations before income taxes	2,400	178	a,b	2,578	2,855	(846)	a,b	2,009
Income tax expense	(699)	171	c	(528)	(849)	326	c	(523)
Income tax rate	29.1%			20.5%	29.7%			26.0%

Net income attributable to common shareowners	$1,664	$349		$2,013	$1,982	($520)		$1,462

Summary of Adjustments:
Restructuring costs		$89	a			$49	a
Separation costs		20	a			141	a
Acquisition and other related costs		7	a			—
Chubb transaction costs		43	a			—
Gain on Sale of Joint Venture		—				(1,123)	a
Impairment of equity method investment		—				71	a
Charge resulting from litigation matter		—				11	a
Debt prepayment costs		19	b			—
Debt issuance costs		—				5	b
Total adjustments		$178				($846)

Tax effect on adjustments above		($29)				$217
Tax specific adjustments		200				109
Total tax adjustments		$171	c			$326	c

Shares outstanding - Diluted	890.3			890.3	880.2			880.2

Earnings per share - Diluted	$1.87			$2.26	$2.25			$1.66

2022 Proxy Statement	63

Appendix A: Reconciliation of GAAP Measures to Corresponding Non-GAAP Measures
Free Cash Flow Reconciliation

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2021	FOR THE YEAR ENDED DECEMBER 31, 2020
(DOLLARS IN MILLIONS)
Net cash flows provided by operating activities	$2,237	$1,692
Less: Capital expenditures	344	312
Free cash flow	$1,893	$1,380
Reconciliation of 2021 Incentive Compensation Results

(UNAUDITED)
	FOR THE YEAR ENDED DECEMBER 31, 2021
(DOLLARS IN MILLIONS)	Net Sales	Operating Profit	Free Cash Flow
Adjusted financial results	$20,613	$2,804	$1,893
Performance adjustments:
Constant currency	71	6	—
Acquisitions	(199)	11	33
Chubb divestiture/transaction costs	—	(35)	40
Performance adjusted results	$20,485	$2,786	$1,966
Factors Contributing to Total % Change in Net Sales

(UNAUDITED)
			FOR THE YEAR ENDED DECEMBER 31, 2021 vs. 2020
	HVAC	Refrigeration	Fire & Security	General Corporate Expenses and Eliminations and Other	Consolidated
Organic	17%	21%	7%	—%	15%
FX Translation	1%	3%	4%	—%	2%
Acquisitions / Divestitures, net	2%	—%	—%	—%	1%
Other	—%	—%	—%	—%	—%
Total	20%	24%	11%	—%	18%

64	Carrier Global Corporation

Appendix A: Reconciliation of GAAP Measures to Corresponding Non-GAAP Measures
Use and Definitions of Non-GAAP Financial Measures
Carrier reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).
We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with those companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.
Organic sales, adjusted operating profit, adjusted operating margin, incremental margins, earnings conversion, adjusted net income, adjusted earnings per share (“EPS”), and the adjusted effective tax rate are non-GAAP financial measures.
Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”).
Adjusted operating profit represents operating profit (a GAAP measure), excluding restructuring costs and other significant items. Adjusted operating margin represents adjusted operating profit as a percentage of net sales (a GAAP measure). Incremental margins and earnings conversion represent the year-over-year change in adjusted operating profit divided by the year-over-year change in net sales. Adjusted net income represents net income attributable to common shareowners (a GAAP measure), excluding restructuring costs and other significant items. Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs and other significant items. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs and other significant items. For the business segments, when applicable, adjustments of operating profit and operating margins represent operating profit, excluding restructuring and other significant items.
Free cash flow is a non-GAAP financial measure that represents net cash flows provided by operating activities (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Carrier’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of Carrier’s common stock and distribution of earnings to shareowners.
Sales, adjusted operating profit and free cash flow used to determine 2021 annual bonus payments (see "Compensation Discussion and Analysis - Section III: 2021 CEO and NEO Compensation") are non-GAAP measures that are further adjusted for the impact of acquisitions, divestitures and foreign exchange to show changes in our financial results without giving effect to period-to-period fluctuations due to the impact of acquisitions, divestitures and currency.
Management believes that the non-GAAP measures described above are useful in providing period-to-period comparisons of the results of the company’s ongoing operational performance.
When we provide our expectations for organic sales, adjusted operating profit, adjusted operating margin, adjusted effective tax rate, incremental margins, earnings conversion, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, operating profit, operating margin, effective tax rate, incremental operating margin, diluted EPS and net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, future restructuring costs, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

2022 Proxy Statement	65

VOTE BY INTERNET
CARRIER GLOBAL CORPORATION	Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
13995 PASTEUR BOULEVARD PALM BEACH GARDENS, FL 33418
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Wednesday, April 13, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CARR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use an touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on Wednesday, April 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it in your own envelope by mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the cost incurred by our Company in mailing proxy materials, you can consent to receiving future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     D65338-P64615            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARRIER GLOBAL CORPORATION

The Board of Directors recommends a vote FOR each of the following director nominees:					The Board of Directors recommends a vote FOR the following proposals:

1.Election of Directors	For	Against	Abstain			For	Against	Abstain

1a. Jean-Pierre Garnier	☐	☐	☐		2. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

1b. David Gitlin	☐	☐	☐		3. Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022.	☐	☐	☐

1c. John J. Greisch	☐	☐	☐

1d. Charles M. Holley, Jr.	☐	☐	☐

1e. Michael M. McNamara	☐	☐	☐

1f. Michael A. Todman	☐	☐	☐

1g. Virginia M. Wilson	☐	☐	☐

1h. Beth A. Wozniak	☐	☐	☐

Address changes can be directed to Computershare by calling 1-866-507-8028

Please sign exactly as your name(s) appear(s) heron. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature [Joint Owners]	Date

Annual Meeting of Shareowners of Carrier Global Corporation
Thursday, April 14, 2022, 8:00 a.m. Eastern Time
www.virtualshareholdermeeting.com/CARR2022

The purpose of the meeting is to consider the following matters:
1.Election of the Eight Director Nominees Named in the Proxy Statement
2.Advisory Vote to Approve Named Executive Officer Compensation
3.Ratify Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2022
4.Other business, if properly presented

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2022 Annual Meeting of Shareowners and Proxy Statement, and the 2021 Annual Report are available at: www.proxyvote.com

D65339-P64615

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Carrier Global Corporation.

The undersigned hereby appoints Jean-Pierre Garnier, John J. Greisch and Charles M. Holley, Jr., and each of them, each with power or substitution and revocation, as proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of Carrier Global Corporation to be held on April 14, 2022, and at any postponed or reconvened meeting, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement and, in their discretion, upon any other business that may properly come before said meeting, including an adjournment. If this Proxy Card is properly signed and returned, but does not provide voting instructions, then the votes represented by this Proxy Card will be voted FOR the election of the director nominees and FOR Proposals 2 and 3.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies designated above cannot vote these shares unless you sign and return this Proxy Card.